SCHEDULE 14A
                              (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934

Filed by the Registrant  [ ]
Filed by a Party other than the Registrant  [x]

Check the appropriate box:
[ ]        Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]        Definitive Proxy Statement
[ ]        Definitive Additional Materials
[ ]        Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         ARV Assisted Living, Inc.

             (Name of Registrant as Specified in Its Charter)

                           Emeritus Corporation

 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]        No fee required.
[ ]        Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
           0-11.

            (1) Title of each class of securities to which transaction applies:

            (2)   Aggregate number of securities to which transaction applies:

            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

            (4)   Proposed maximum aggregate value of transaction:

            (5)   Total fee paid:

[ ]         Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            (1)   Amount Previously Paid:

            (2)   Form, Schedule or Registration Statement No.:

            (3)   Filing Party:

            (4)   Date Filed:


                            [EMERITUS CORPORATION]


To the shareholders of ARV Assisted Living, Inc. ("ARV")


               Emeritus has offered to purchase ARV for $17.50 per share in cash. Although ARV has been aware of our serious interest in pursuing a merger of ARV and Emeritus since June 1997, the ARV Board has refused to enter into discussions with us. Nor has any other bidder proposed an acquisition of the company at a better price. Therefore, we need your support to elect our nominees to the ARV Board in order to facilitate a merger with Emeritus that will net you $17.50 per share in cash.

               At the ARV Annual Meeting on January 28, 1998, all directors are standing for reelection. This will be the last time that you can elect the entire Board. After this Annual Meeting, only a minority of directors will be up for election at each annual meeting. This is your last opportunity to require the ARV Board to accept our $17.50 all cash offer.


               Please complete the enclosed BLUE and GOLD proxy cards and return them in the envelope provided. If you have any questions, please call D.F. King toll-free at 1-800-431-9646. No matter how large or small your shareholding may be, it is important that you complete and return the BLUE and GOLD proxy cards today.


               We believe that our tender offer of $17.50 per share is in the best interest of ALL shareholders for the following reasons:

               o Our offer represents a 54% premium over ARV's closing share price of $11.38 on July 14, 1997, the day before ARV announced its intention to sell 49.9% of its common stock to Prometheus Assisted Living LLC ("Prometheus") for $14.00 per share.

               o  Our offer represents immediate cash to all ARV shareholders.

               o Our offer represents a 23% premium over ARV's closing share price of $14.25 on December 18, 1997, the last trading day before we announced our offer to purchase all the outstanding common stock of ARV for $17.50 per share.

               o Our offer represents the best opportunity for shareholders to receive a control premium for their shares for the foreseeable future.

               We have expressed an interest in acquiring ARV since June 1997, but ARV has refused to negotiate with us. Instead, your Board has acted to prevent you, the owners of the company, from considering our proposal.
Without asking for your approval, the Board has structured and consummated transactions with Prometheus under which Prometheus was permitted to purchase 6,183,238 newly issued ARV shares (39% of the outstanding stock) at $14.00 per share. Also, for the fourth time, ARV has set a new record date (now December 18, 1997), for the Annual Meeting, the effect of which is to enable Prometheus to vote all of its shares at the Annual Meeting. Approximately 4.3 million of these shares were issued to Prometheus at a discount to the then current market price for the ARV common stock. Nevertheless, Emeritus remains committed to its goal of acquiring ARV and has challenged the share issuances to Prometheus in court so that ARV shareholders can have an opportunity to consider a sale of ARV to Emeritus for $17.50 per share.

               We believe that ARV did not act in the best interest of the ARV shareholders when it entered into the transactions with Prometheus for the following reasons:

               o None of the transactions with Prometheus included any payment to you for your shares.

               o The ARV Board has secured a three-year contractual commitment from Prometheus to vote all of its shares in ARV director elections in favor of the ARV Board's nominees.
                  With Prometheus currently owning approximately 39% of the ARV common stock, this voting arrangement substantially disenfranchises the public stockholders of ARV.


               o In addition, the transaction with Prometheus includes a voting agreement among certain senior members of ARV management and Prometheus under which an additional 9% of the currently outstanding ARV common stock is committed to vote for the director nominees of the ARV Board and of Prometheus. In the aggregate, currently 48.1% of the common stock is committed to vote for the ARV and Prometheus nominees. Emeritus has commenced litigation challenging the share issuances and voting arrangements in order to provide a level playing field for you, the shareholders, to decide whether ARV should be sold to Emeritus.


               o Prometheus is free to acquire additional shares so that it can exercise effective sole control over ARV within three years.

               A more detailed description of the transactions with Prometheus is contained in the accompanying Proxy Statement, which you are urged to read carefully.

               We believe that shareholders should vote FOR the Emeritus nominees so that the current Board of Directors may be replaced by a slate of nominees who are committed to maximizing value for ALL shareholders by entering into a merger agreement with Emeritus. Please take a moment to vote your BLUE and GOLD proxy cards today.

               Emeritus is a long-term care services company focused on operating residential-style assisted-living communities. As of the date of this letter, Emeritus beneficially owns 1,077,200 shares of ARV common stock, or approximately 6.8% of the outstanding common stock.

               Thank you for your support of our effort to combine ARV and Emeritus.

                                                Sincerely,


                                                Daniel R. Baty
                                                Chairman of the Board and
                                                Chief Executive Officer


                  PROXY STATEMENT OF EMERITUS CORPORATION

                    IN OPPOSITION TO BOARD OF DIRECTORS
                                    OF
                         ARV ASSISTED LIVING, INC.

                      ANNUAL MEETING OF SHAREHOLDERS
                            (January 28, 1998)

                                    AND

                            SPECIAL MEETING OF
                     SHAREHOLDERS ON FEBRUARY 6, 1998

               This Proxy Statement is furnished in connection with the solicitation of proxies by Emeritus Corporation, a Washington corporation, ("Emeritus") to be used at the next Annual Meeting of Shareholders of ARV Assisted Living, Inc., a California corporation, ("ARV" or the "Company") and at any adjournments, postponements, reschedulings or continuations, or any other meeting of shareholders held in lieu thereof (the "Annual Meeting"). According to the Company's press release dated December 8, 1997, the Annual Meeting is to be held on January 28, 1998.

               This Proxy Statement is also furnished in connection with the solicitation of agent designations and proxies by Emeritus to be used to call a Special Meeting of Shareholders for February 6, 1998 (the "Special Meeting") and to vote for the adjournment of such Special Meeting from time to time.

               THIS SOLICITATION IS BEING MADE BY EMERITUS AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.


               On December 19, 1997, Emeritus, through a wholly-owned Delaware subsidiary, EMAC Corp. ("EMAC"), commenced an offer to purchase all outstanding shares of common stock of ARV (the "Common Stock") not owned by it, together with the associated preferred stock purchase rights (the "Rights") at a price of $17.50 per share (and associated Right), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 19, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. However, in order to purchase shares tendered in the Offer and effect the second step merger it is necessary to secure ARV Board approval for the transaction. Since the current ARV Board has refused to negotiate with Emeritus since June 1997, when Emeritus first proposed an acquisition of ARV, Emeritus is seeking to elect its slate of directors at the Annual Meeting. See "TENDER OFFER AND PROPOSED MERGER".


               Previously, on October 12, 1997, Emeritus proposed an acquisition of all of the outstanding Common Stock for $16.50 per share in cash (the "Emeritus Proposal"). The Emeritus Proposal was made to provide ARV's shareholders with a superior alternative to a transaction that the Company had entered into with Prometheus Assisted Living LLC ("Prometheus") (the "Original Prometheus Transaction"), in which ARV was proposing to sell Prometheus up to 49.9% of its stock for $14 per share.

               In response to the Emeritus Proposal, on October 31, 1997, ARV announced that it had replaced the Original Prometheus Transaction with a transaction (the "Amended Prometheus Transaction") whereby Prometheus would retain 1,921,012 shares of Common Stock it previously purchased at $14 per share (the "Initial Shares") and would purchase $60 million of 6-3/4% Convertible Subordinated Notes Due 2007 (the "Notes"), redeemable by ARV at any time during the first year after issuance for Common Stock at a 23.214% redemption premium and convertible by Prometheus after January 28, 1998 at a conversion price of $17.25 per share. See "BACKGROUND".

               On November 23, 1997, Emeritus nominated its own slate of nominees (the "Emeritus Nominees") to the ARV Board of Directors (the "ARV Board") and on November 24, 1997, Emeritus filed preliminary proxy materials with the Securities and Exchange Commission (the "Commission") indicating that Emeritus would be soliciting proxies to elect the Emeritus Nominees. In response, on or around December 5, 1997, ARV redeemed the Notes at the effective conversion price of $14.00 per share (the "Note Redemption") by issuing Prometheus 4,262,226 shares of Common Stock (the "Redemption Shares" and, together with the Initial Shares, the "Prometheus Shares") and, for the fourth time, set a new record date of December 18, 1997, for the Annual Meeting, the effect of which is to enable Prometheus to vote the Redemption Shares at the Annual Meeting. See "BACKGROUND".


               On December 9, 1997, Emeritus commenced litigation against ARV in Orange County Superior Court in the State of California, asking the court, among other things, to rescind the Note Redemption and the issuance of the Prometheus Shares. See "BACKGROUND". On December 19, 1997, Emeritus increased its offer price to $17.50 per share and commenced the Offer.

               We believe that our Offer is in the best interest of all ARV shareholders because, among other things, it offers the ARV shareholders immediate cash for their shares at a 54% premium over ARV's closing share price on the last trading day prior to announcement of the Original Prometheus Transaction and a 23% premium over ARV's closing share price on the last trading day before the public announcement of our Offer. Emeritus has had extensive discussions with prospective sources of financing for the Offer. Based upon those discussions it is confident that it can conclude the necessary financing required to effect the combination of the two businesses on a timely basis.

               Although Emeritus does not presently intend to alter the terms of the Offer, it is possible that, depending on the facts and circumstances existing at the time, the terms might be altered in one or more respects. Emeritus will promptly disseminate information regarding such changes, if any, to ARV shareholders.

               Emeritus believes that ARV's transactions with Prometheus harm you, the ARV shareholders, in several ways: they significantly dilute the public shareholders by making approximately 6.2 million newly issued shares (or 39.0% of the Common Stock) available to Prometheus; they offer public shareholders no payment for their shares in a transaction that could result in Prometheus acquiring majority control of the Company without providing the other shareholders with any change of control premium; they significantly disenfranchise public shareholders by committing up to 48% of ARV's stock to vote in director elections for the directors nominated by the ARV Board and Prometheus; and they allow Prometheus to acquire sole control of ARV after three years without even paying the public shareholders a control premium.

               The ARV Board has refused to negotiate with Emeritus, leaving Emeritus no option but to launch its Offer and solicit proxies from the Company's shareholders to defeat the current directors and elect the Emeritus Nominees to the ARV Board. If elected, the Emeritus Nominees will, subject to their fiduciary duties under California law, enter into a merger agreement with Emeritus. In light of the fact that no other bidder has come forward since Emeritus publicly announced its proposal in October, the Emeritus Nominees believe that it is unnecessary to solicit third party interest and do not intend to do so. The Emeritus Nominees will, however, evaluate unsolicited third party proposals in accordance with their fiduciary duties as directors of ARV. The Emeritus Nominees have not determined the procedures to be followed in the event any such unsolicited third party proposal is made and intend to determine the applicable procedures in light of all of the facts and circumstances at the time.


               AT THE ANNUAL MEETING, EMERITUS SEEKS TO ELECT THE EMERITUS NOMINEES AS DIRECTORS IN LIEU OF THE ARV NOMINEES. NO OTHER BIDDER HAS PROPOSED AN ACQUISITION OF ARV AT A BETTER PRICE. THIS IS THE LAST OPPORTUNITY TO REQUIRE THE ARV BOARD TO ACCEPT OUR $17.50 PER SHARE ALL CASH OFFER. THIS IS THE LAST ANNUAL MEETING AT WHICH ALL DIRECTORS WILL STAND FOR REELECTION.

               At the Annual Meeting, nine members of the ARV Board are to be elected, three each to serve as Class A Directors, Class B Directors and Class C Directors, respectively. Emeritus is soliciting proxies to elect its slate of nine directors at the Annual Meeting in lieu of the persons nominated by the incumbent ARV Board (the "ARV Nominees"). Following this Annual Meeting, ARV will have a classified board and only a minority (approximately one-third) of the directors will stand for election at each annual meeting thereafter. Therefore, this Annual Meeting is the last opportunity for ARV's shareholders to require the ARV Board to accept Emeritus' $17.50 per share all cash offer.


               The Company is also seeking shareholder approval at the Annual Meeting for a proposal to reincorporate the Company as a Delaware corporation and a proposal to amend the Company's Restated Articles of Incorporation to, among other things, increase the maximum number of authorized directors from nine to ten. Emeritus recommends that you vote FOR the proposal to reincorporate the Company as a Delaware corporation and ABSTAIN from voting on the proposal to increase the maximum number of authorized directors from nine to ten.

               Emeritus is also soliciting proxies to vote FOR an adjournment of the Annual Meeting if such adjournment is proposed or recommended by Emeritus and to vote AGAINST an adjournment of the Annual Meeting if such adjournment is not proposed or recommended by Emeritus. Emeritus is soliciting proxies AGAINST any adjournment not recommended by it to make certain that shareholders have the ability to vote for the Emeritus Nominees at the Annual Meeting and as a defensive measure if the Company proposes an adjournment as a delay tactic.


               Emeritus is also soliciting agent designations to call a Special Meeting of shareholders of ARV for February 6, 1998 for the purpose of considering and voting upon an Agreement and Plan of Merger between Emeritus and ARV pursuant to which Emeritus will acquire all of the outstanding Common Stock of ARV for $17.50 per share in cash. ARV has not as of the date of this Proxy Statement fixed a record date for purposes of determining the stockholders entitled to vote at the Special Meeting. However, assuming Emeritus is successful in having the Note Redemption and the subsequent issuance of the Redemption Shares rescinded in court, pursuant to the bylaws of the Company that record date will predate the earliest date on which the Notes issued to Prometheus would otherwise have been convertible. If Emeritus is successful in its litigation, Prometheus will not be able to vote any shares issuable upon redemption or conversion of the Notes at the Special Meeting. Should it be necessary to allow sufficient time to solicit proxies with respect to the Agreement and Plan of Merger, pursuant to this Proxy Statement, Emeritus is also soliciting proxies to adjourn the Special Meeting from time to time. See "THE SPECIAL MEETING".


               The record date for determining shareholders entitled to notice of and to vote at the Annual Meeting is December 18, 1997 (the "Record Date"). Shareholders of record at the close of business on the Record Date will be entitled to one vote at the Annual Meeting for each share of Common Stock held on the Record Date. According to public filings, Emeritus believes there were 15,846,498 shares of Common Stock issued and outstanding as of the Record Date, including the Prometheus Shares (the "Outstanding Common Stock").

               The record date for determining shareholders entitled to notice of and to vote at the Special Meeting is currently unknown. Shareholders of record at the close of business on the record date, when set, will be entitled to one vote at the Special Meeting for each share of Common Stock held on the record date.

               Emeritus is a long-term care services company focused on operating residential- style assisted-living communities. As of the date of this Proxy Statement, Emeritus beneficially owns 1,077,200 shares of Common Stock, or approximately 6.8% of the Outstanding Common Stock. The principal place of business of Emeritus is 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121, and the telephone number is (206) 298-2909.


------------------------------------------------------------------------------
                                IMPORTANT


         Your vote is important. No matter how many or how few shares of Common Stock you own, Emeritus urges you to please mark, sign, date and promptly mail your BLUE proxy card in the postage prepaid envelope provided to vote FOR the election of the Emeritus Nominees. Emeritus also urges you to please mark, sign, date and promptly mail your GOLD proxy card in the postage prepaid envelope provided to join with Emeritus in calling a Special Meeting and to vote FOR the adjournment of the Special Meeting. Remember, do not return any proxy card sent to you by ARV. If you have already done so, you may revoke your proxy by delivering a written notice of revocation or a later dated proxy to Emeritus, c/o Corporate Election Services, 400 Fairway Drive, Suite 110, Moon Township, PA 15108, or by voting in person at the Annual Meeting. Only your latest dated proxy will count at the Annual Meeting. See "SOLICITATION OF PROXIES".

         A vote FOR the Emeritus Nominees will enable you -- as owners of ARV -- to send a message to the ARV Board that you are in favor of a transaction that maximizes value for all shareholders of the Company.

         If your shares are registered in the name of a brokerage firm, bank, bank nominee or other institution, only it can execute a proxy and vote your shares and only after receiving your specific instructions. Please mark, sign, date and mail the enclosed BLUE proxy card and GOLD proxy card in the envelope provided by your broker or bank. In addition, you are requested to contact the person responsible for your account and direct him or her to execute on your behalf today the BLUE proxy card and GOLD proxy card sent by Emeritus. If you have any questions or need further assistance in voting, please contact the firm assisting us in the solicitation of proxies:


                                 D.F. King & Co., Inc.
                 Call 1-800-431-9646 (toll free in the United States)

------------------------------------------------------------------------------


            This Proxy Statement, the BLUE proxy card and the GOLD proxy card are first being mailed or furnished to ARV shareholders on or about December 22, 1997. The principal executive offices of ARV are located at 245 Fischer Avenue, Suite D-1, Costa Mesa, California 92626, telephone number (714) 751-7400.


                 MATTERS TO BE VOTED ON AT THE ANNUAL MEETING


The ARV Proposals

               Based upon the Company's Proxy Statement (as amended from time to time, the "ARV Proxy Statement") filed on November 21, 1997 with the Commission, in addition to the election of directors, the following two proposals are to be voted upon at the Annual Meeting:

            1. Approval of the reincorporation of the Company as a Delaware corporation, which will also be named ARV Assisted Living, Inc., pursuant to a merger of the Company into a wholly owned Delaware subsidiary and the conversion of the Common Stock of the Company into the common stock, par value $.01 per share, of the surviving corporation, which approval shall constitute approval of all of the provisions set forth in the Certificate of Incorporation and Bylaws of the Delaware corporation (Proposal 1); and

            2. Approval of an amendment to the Restated Articles of Incorporation of the Company providing for, among other things, an increase in the maximum number of authorized directors of the Company from nine to ten (Proposal 2).

               EMERITUS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE EMERITUS NOMINEES, "FOR" PROPOSAL 1 AND TO "ABSTAIN" ON PROPOSAL 2.

The Emeritus Nominees


               Emeritus has nominated fifteen persons for election as directors from which it is seeking to elect nine individuals to the ARV Board. If all of the Emeritus Nominees are elected, the Emeritus Nominees would constitute all of the possible members of the ARV Board. Under the Company's Restated Articles of Incorporation and Bylaws, a majority of the entire ARV Board constitutes a quorum and action may be taken by the vote of a majority of directors, when a quorum is present. If elected, the Emeritus Nominees will take all action, subject to their fiduciary duties to the Company's shareholders under California law, to redeem the poison pill (or amend the related agreement to make the poison pill inapplicable to a transaction with Emeritus), eliminate its other defenses, enter into a merger agreement for the acquisition of ARV by Emeritus at $17.50 per share and otherwise facilitate such a transaction.


               Emeritus is seeking to elect the first nine individuals named in the table below at the Annual Meeting to succeed the current nine directors (or any director named to fill any vacancy created by the death, retirement, resignation or removal of any of such nine directors) of the Company. The Class A Directors elected at the Annual Meeting will hold office until the 1998 annual meeting of shareholders, the Class B Directors elected at the Annual Meeting will hold office until the 1999 annual meeting of shareholders and the Class C Directors elected at the Annual Meeting will hold office until the 2000 annual meeting of shareholders. One or more of the other individuals named in the table below have been nominated to be elected in the event any of the first nine individuals named in the table below is unable for any reason
to serve as a director or if ARV increases the size of the ARV Board.   In the
event that ARV increases the size of the ARV Board to ten directors, Emeritus will seek to elect Jonathan Teague as a director, and Mr. Teague will be designated a Class C Director. If any nominee for director should be unable or decline to serve, the authority provided in the proxy to vote for the election of directors will be exercised to vote for a substitute or substitutes. As of the date of this Proxy Statement, Emeritus has no knowledge that any of the nominees will be unable or will decline to serve.

               The following table sets forth the names and descriptions of the backgrounds of the Emeritus Nominees for election as directors of the Company. Additional information with respect to the Emeritus Nominees is set forth herein under "COMPENSATION OF THE EMERITUS NOMINEES" and in Schedule I. This information has been furnished to Emeritus by the respective Emeritus Nominees. Each Emeritus Nominee has consented to serve as a director of ARV.

Name, Business Address,            Principal Occupation; Work Experience During
Residence Address and Age of       Last Five Years; Current Directorships; and
Emeritus Nominee                   Ownership of Capital Stock of ARV


CLASS A NOMINEES

Frank Ruffo (55)                   Executive Vice President of Emeritus
Business Address                   Corporation since 1993. Mr. Ruffo has also
3131 Elliott Avenue, #500          served as President of Somerset Management
Seattle, WA 98121                  Group, Inc. since January 1996. Previously
                                   Mr. Ruffo served as Vice President of
                                   Columbia Pacific Management, Inc. from May
                                   1992 to January 1996. Mr. Ruffo will resign
                                   as an officer of Emeritus Corporation if
                                   elected to the ARV Board.

Thilo Best (36)                    Treasurer and Senior Vice President, Finance
Business Address                   of Holiday Retirement Corp. since 1994.
2250 McGilchrist St. S.E., # 200   Prior to that, Mr. Best served as Vice
Salem, OR 97302                    President of the Prudential Realty Group
                                   from 1987 to 1994.


Richard  Sontgerath (47)           Real Estate Acquisitions Consultant of
Business Address                   Columbia Pacific Management, Inc. and its
3131 Elliott Avenue, #500          affiliates since September 1994. From 1979
Seattle, WA 98121                  to 1994, Mr. Sontgerath was self-employed in
                                   the real estate development, marketing,
                                   leasing, management and brokerage business.

CLASS B NOMINEES

Al Edmiston (50)                   Director of Accounting of Emeritus
Business Address                   Corporation since June 1997. Mr. Edmiston
3131 Elliott Avenue, #500          previously served as Vice President,
Seattle, WA 98121                  Management Information Systems of Hillhaven
                                   Corporation from July 1985 to August 1996.

Martin Roffe (50)                  Financial Planner. Mr. Roffe served as
Residence Address                  Corporate Vice President of Financial
615 Vista Drive                    Planning of Hillhaven Corporation from 1987
                                   to 1996.
Tacoma, WA 98465

Charles Uhlman (52)                For the past five years, Mr. Uhlman has been
Business Address                   the Director of Development at Columbia
3131 Elliott Avenue, #500          Pacific Management, Inc.
Seattle, WA 98465

CLASS C NOMINEES

Stanley Baty (26)                  Vice President of Columbia Pacific
Business Address                   Management, Inc. and Associated Vintners,
3131 Elliott Avenue, #500          Inc. since January 1996. Prior to working
Seattle, WA   98121                for Columbia Pacific Management, Inc., Mr.
                                   Baty was a financial analyst for Nomura
                                   National Securities Corporation from June
                                   1994 to January 1996. Mr. Baty is the son of
                                   Daniel R. Baty, the Chairman of the Board
                                   and Chief Executive Officer of Emeritus
                                   Corporation. Mr. Stanley Baty purchased
                                   1,000 shares of ARV Common Stock on March 4,
                                   1997.

Jason Geisenger (64)               Semi-retired. Since 1992, Mr. Geisenger has
Residence Address                  owned and operated Jana Associates, a
117 Regatta Drive                  company that provides consulting services to
Jupiter, FL 33447                  long-term care and retirement communities.
                                   Mr. Geisenger retired in 1992 as a Senior
                                   Vice President of Hillhaven Corporation.

Patrick Duff (45)                  Chief Financial Officer and Vice President
Business Address                   of Associated Vintners, Inc. since November
P.O. Box 1248                      1996. Previously, Mr. Duff served as
Woodinville, WA 98072              Financial Manager of Habitech Ltd. from
                                   August 1994 to September 1996. From 1990 to
                                   1994, Mr. Duff worked in the bicycle retail
                                   business.

SUBSTITUTES

Jonathan Teague (43)               Risk Manager of Emeritus Corporation since
Business Address                   1996. Previously Mr. Teague served as
3131 Elliott Avenue, #500          Director of Loss Prevention of Hillhaven
Seattle, WA 98121                  Corporation from 1990 to 1996. Mr. Teague
                                   serves on the Board of Long Term Care Risk
                                   Management Group.

Jim Keller (35)                    Controller of Emeritus Corporation since
Business Address                   July 1994. From February 1990 until 1994,
3131 Elliott Avenue, #500          Mr. Keller was employed by The Myers
Seattle, WA 98121                  Associates PC, a regional public accounting
                                   firm. Mr. Keller will resign as an Officer
                                   of Emeritus Corporation if elected to the
                                   ARV Board.

Bill Shorten (29)                  Financial Analyst of Emeritus Corporation
Business Address                   since November 1995. Previously, Mr. Shorten
3131 Elliott Avenue, #500          served as a Financial Analyst with
Seattle, WA 98121                  Washington Mutual from November 1993 to
                                   November 1995. Prior to that, Mr. Shorten
                                   served as a Financial Analyst with Pacific
                                   First Bank from August 1985 to May 1993.

Suzette McCanless (49)             Eastern Divisional Director of Emeritus
Business Address                   Corporation since March 1997. Previously,
9371 US Hwy 19N, Suite D           Ms. McCanless served as Group Vice President
Pinellas Park, FL 33782            and Director of Operations of Beverly Health
                                   & Rehab Services from July 1996 to March
                                   1997. Prior to that Ms. McCanless served as
                                   Director of Operations of Hillhaven
                                   Corporation from September 1995 to July
                                   1996. Ms. McCanless also served as Regional
                                   Manager of Delta Health Group from April
                                   1994 to September 1995. Ms. McCanless was
                                   the Area Manager of Beverly Enterprises from
                                   January 1989 to March 1994.

Gary Becker (50)                   Western Divisional Director of Emeritus
Business Address                   Corporation since 1997. Mr. Becker
3131 Elliott Avenue, #500          previously served as Vice President of
Seattle, WA 98121                  Operations of Sun Health Care from 1993 to
                                   1997. Prior to that, Mr. Becker served as
                                   Vice President of Operations of Hillhaven
                                   Corporation from 1982 to 1993.

Russ Kubik (43)                    Texas Regional Director of Emeritus
Business Address                   Corporation since March 1997. Previously,
5619 Belmont Avenue                Mr. Kubik served as Regional Manager of
Dallas, TX 75206                   Sunrise Health Care from May 1994 to March
                                   1997. Prior to that Mr. Kubik served as
                                   Regional Manager of Beverly Enterprises from
                                   1991 to 1994.

The Emeritus Nominees recognize their duties under applicable law, including federal antitrust laws, and will take all necessary precautions to make certain that their service as a director of ARV does not violate any such laws.

               According to the Company's public filings, the election of the Emeritus Nominees as directors of ARV requires a plurality of the votes cast by the holders of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote in the election of directors, assuming a quorum is present at the Annual Meeting. Thus, assuming a quorum is present and that cumulative voting does not apply, the nine persons (or 10 persons in the event the size of the ARV Board is increased) receiving the greatest number of votes will be elected to serve as directors, three persons to serve until each of the next three annual meetings. Non-voted shares with respect to the election of directors will not affect the outcome of the election of directors.

               The foregoing description of the impact of your vote is qualified in its entirety by any action that the ARV Board may take between the date of this Proxy Statement and the date of the Annual Meeting. Emeritus intends to supplement this Proxy Statement or otherwise publicly disseminate information regarding any such action by the ARV Board.

                  WHY YOU SHOULD VOTE FOR THE EMERITUS NOMINEES


               The Emeritus Nominees are committed to giving all of the Company's shareholders the opportunity to receive $17.50 per share in cash for their shares of Common Stock, and if elected are committed to taking all necessary actions, subject to their fiduciary duties to the Company's shareholders under California law, to facilitate consummation of a merger of ARV and Emeritus.


               Emeritus believes that its Offer is in the best interests of the Company's shareholders.


o Emeritus has offered to acquire all shares of the Company's Common Stock at a price of $17.50 per share in cash. This represents a 54% premium over the closing price on July 14, 1997, the last trading day prior to the announcement of the Original Prometheus Transaction. In addition, this price represents a 30% premium over $13.42, the average closing price of the Company's Common Stock during the period from and including July 15, 1997 through and including December 18, 1997, the last trading day before we announced our Offer. Furthermore, since the Original Prometheus Transaction was announced on July 15, 1997, no other party has come forward to offer the shareholders a higher price than Emeritus' $17.50 per share Offer.


o Although both Prometheus and Emeritus are interested in ARV, only the Offer provides an immediate cash payment to all ARV shareholders. By contrast, the Amended Prometheus Transaction and the subsequent Note Redemption and issuance of the Redemption Shares ignore and bypass the ARV shareholders and allow Prometheus to purchase 39% of ARV at $14.00 per share without providing any immediate payment to the ARV shareholders. It also significantly dilutes the shareholders' interest in ARV.

o The Emeritus Offer provides you an immediate return on your investment. Any comparable returns for the ARV shareholders through the Amended Prometheus Transaction are delayed and uncertain. The Company intends to use the capital obtained through the Amended Prometheus Transaction in large part to acquire and develop new assisted-living facilities. ARV shareholder returns therefore will depend on, among other factors, the quality of ARV management, the availability of acquisition properties at attractive prices, the ability of ARV management to undertake, control and integrate a substantial program of acquiring existing properties, developing new properties and operating both acquired and developed properties, the continued expansion of the assisted-living industry and the response of the financial markets to the assisted-living segment in general and to the Company in particular.


                 WHY YOU SHOULD NOT VOTE FOR THE ARV NOMINEES


               Emeritus is a substantial ARV shareholder, owning 1,077,200 shares of Common Stock, or approximately 6.8% of the Outstanding Common Stock. As a shareholder, Emeritus is seriously concerned about (i) the ability of the public shareholders to obtain a control premium after the Annual Meeting, (ii) the ability of the Prometheus transactions to deliver returns superior to the $17.50 per share all cash Offer being offered by Emeritus, (iii) the impact of the Prometheus transactions on the public shareholders and (iv) the motivations of the ARV directors in structuring the Prometheus transactions in such a way as to entrench their position on the ARV Board.


               The Emeritus Offer is the best opportunity for ARV shareholders to obtain a control premium for their shares and possibly the last opportunity to obtain such a premium.

o ARV management has implemented a poison pill that restricts third parties except for Prometheus from acquiring 10% or more of ARV. Prometheus may purchase up to 49.9% of the Common Stock over the next three years and additional shares in excess of 49.9% thereafter, thus allowing Prometheus, and no other third party, to acquire control of the Company. The poison pill can be redeemed by the ARV Board, but up to now, the ARV Board has been unwilling to do so. This Annual Meeting is your last chance to remove the entire ARV Board and replace it with a slate of nominees committed to amending or redeeming the poison pill.

o After the Annual Meeting, if the ARV nominees are elected, it will be significantly more difficult for the ARV public shareholders to
         obtain a control premium for their shares.   After this election, ARV
         will have in place a poison pill that restricts third parties from acquiring 10% or more of the Common Stock; a classified board, which prevents a third party from removing the entire ARV Board and redeeming the poison pill; and no cumulative voting, which would have enhanced the ability of minority shareholders to elect directors.

         The incumbent ARV Board entered into a series of transactions with Prometheus that are not in the best interest of its shareholders.


o Under a stockholders agreement entered into at the time of the Amended Prometheus Transaction, the ARV Board has secured a three-year contractual commitment from Prometheus to vote all of its shares, which currently represent approximately 39.0% of the Outstanding Common Stock, for directors nominated by the ARV Board, substantially disenfranchising the public stockholders of ARV and making it extremely difficult for the other shareholders to contest director elections for the ARV Board.

o The transactions with Prometheus include a voting agreement among certain senior managers of ARV and Prometheus under which an additional 9.1% of the Outstanding Common Stock is committed to vote for the directors nominated by the ARV Board and Prometheus. Aggregating these shares and the 39% of Common Stock currently owned by Prometheus, unless Emeritus is successful in having the Note Redemption and issuance of the Prometheus Shares rescinded in court, approximately 48.1% of the outstanding Common Stock is committed to vote for the director nominees of the ARV Board and of Prometheus at this Annual Meeting.

o In addition, during the next three years, Prometheus may purchase up to 49.9% of the outstanding Common Stock, and Prometheus has agreed to vote such shares for the director nominees of the ARV Board and of Prometheus. Consequently, under the stockholders agreement and the voting agreement described above and assuming Prometheus converts its Notes in the ordinary course, ARV management and Prometheus could be obligated to vote in excess of 57% of the then outstanding Common Stock for the director nominees of the ARV Board and of Prometheus at any future annual meeting, completely eliminating the other stockholders from contesting director elections.

o After three years Prometheus will no longer be restricted to owning only 49.9% of the Company and will be in a position to obtain outright and majority control of ARV with no change of control premium being paid to ARV's other shareholders.

o The Amended Prometheus Transaction and subsequent Note Redemption and issuance of the Redemption Shares have diluted all other ARV shareholders. Prior to the transaction with Prometheus there were approximately 9.7 million shares of Common Stock outstanding. If Emeritus is unsuccessful in challenging the issuance of the Prometheus Shares in court, there will be over 15 million shares of Common Stock outstanding, an increase of over 50%.

o ARV has engaged in delaying tactics to avoid facing you, the shareholders, on their dealings with Prometheus and their refusal to negotiate with us. Meanwhile ARV has increased the shares in Prometheus hands to make it much more difficult for the public shareholders to have an effective voice at the Annual Meeting. The December 18, 1997 record date is the fourth time that ARV has set a record date for the Annual Meeting and the January 28, 1998 Annual Meeting date is the third time that ARV has set a new meeting date. The original record date and Annual Meeting date were August 19, 1997 and October 14, 1997, respectively. ARV subsequently reset the record date for October 10, 1997. After Emeritus announced its proposal to purchase ARV for $16.50 per share on October 13, 1997, ARV restructured its transaction with Prometheus on October 30, 1997, and once again reset the record date and Annual Meeting date for November 14, 1997 and January 8, 1998, respectively. Finally, after Emeritus nominated the Emeritus Nominees and filed it preliminary proxy materials with the Commission on November 24, 1997, ARV redeemed the Notes and yet again reset the record date and Annual Meeting date for December 18, 1997 and January 28, 1998, respectively, the effect of which is to enable Prometheus to vote the Redemption Shares at the Annual Meeting.

o The Notes, which generally were convertible at a conversion price of $17.25 for approximately 5.4 million shares, were redeemed by ARV at a redemption premium of 23.214% for approximately 6.2 million shares at an effective conversion price of $14.00 per share, thus resulting in approximately 800,000 additional shares being issued to Prometheus. Emeritus knows of no valid business reason that would justify ARV's decision to redeem the Notes, and Emeritus believes that the redemption is nothing more than an attempt by the ARV Board to buy votes for itself in advance of the Annual Meeting.

o Since Emeritus first made its interest in ARV known in June 1997, the ARV Board has refused to negotiate with Emeritus. Without attempting to discuss any proposed transaction or meet with Emeritus, the ARV Board has entered into a series of transactions with Prometheus that provide current ARV shareholders with no immediate value.

               The above points confirm to Emeritus that the motivations of the current ARV Board lay in completing a transaction that secures their own positions in the Company and not in seriously discussing and evaluating alternative transactions that would create immediate shareholder value.

               ACCORDINGLY, EMERITUS URGES YOU TO VOTE "FOR" THE ELECTION OF THE EMERITUS NOMINEES.

                                   BACKGROUND

               The following summary of the terms of the Original and Amended Prometheus Transactions is derived from the information contained in the ARV Preliminary Proxy Statement (the "First ARV Proxy Statement") filed on August 22, 1997 with the Commission and the Company's Report on Form 8-K dated October 29, 1997 (the "8-K") and is qualified in its entirety by the information set forth in the First ARV Proxy Statement and the 8-K. The First ARV Proxy Statement, the 8-K, the various transaction agreements referred to herein, as well as the Company's Annual Report on Form 10-K/A, Quarterly Reports on Form 10-Q and other documents filed with the Commission should be available for inspection and copies thereof should be obtainable in the manner set forth in "OTHER INFORMATION".

               According to the First ARV Proxy Statement, prior to June 1997, the Company's investment bankers and advisors held informal meetings with representatives of Prometheus to discuss Prometheus' interest in making an investment in the Company. On June 2, 1997, Salomon Brothers Inc ("Salomon Brothers") arranged a meeting between representatives of the Company and Prometheus to discuss such a transaction. At the time of the Company's initial meetings with Prometheus, the Company was in negotiations with another "potential investor", which had been performing due diligence on the Company since February 1997. On June 12, 1997, representatives of Prometheus, the Company and Salomon Brothers met to discuss the proposed terms of Prometheus' potential investment in the Company. Over the next two weeks, representatives of the Company met with each of Prometheus and a "potential investor" to discuss their respective proposals.

               In late June 1997, Daniel R. Baty, the Chairman and Chief Executive Officer of Emeritus, telephoned Gary L. Davidson, the then Chairman, President and Chief Executive Officer of ARV, and later visited Mr. Davidson at the ARV headquarters on July 3, 1997. During these interactions, Mr. Baty stated Emeritus' interest in exploring a business combination between the two companies.

               According to the First ARV Proxy Statement, on June 27, 1997 the Company entered into an exclusivity agreement with Prometheus pursuant to which the Company agreed not to pursue a transaction with any other investor prior to August 8, 1997 while negotiations on definitive agreements with Prometheus were in process. The Company also engaged Salomon Brothers as its financial advisor on that date with respect to the potential transaction. Between June 27, 1997 and July 13, 1997, the Company and Prometheus negotiated the specific terms of the proposed transaction and reached agreement on the form of the definitive agreements pertaining to the Original Prometheus Transaction.

The First Emeritus Proposal

               On July 10, 1997, prior to the announcement of the Original Prometheus Transaction, Emeritus delivered the following letter to Mr.
Davidson:

                           [LETTERHEAD OF EMERITUS]


July 10, 1997

Gary L. Davidson
Chairman of the ARV Board, President,
Chief Executive Officer
ARV Assisted Living, Inc.
245 Fischer Avenue, Suite D-1
Costa Mesa, California 92626

         Re:  Proposal

Dear Mr. Davidson:

               Starwood Capital Group, LLC ("Starwood") and Emeritus Corporation ("Emeritus") would like to present to you and your Board of Directors a detailed proposal for the acquisition of ARV Assisted Living, Inc. ("ARV"). As discussed below, alternative proposals would be designed to result in a minimum value of $14.00 per share to ARV shareholders, optional liquidity, and the opportunity to participate in the upside of the combined entities.

               In the first alternative, Emeritus would acquire ARV in a tax free merger or similar business combination transaction in which ARV shareholders would receive Emeritus Common Stock equal in value to a minimum of $14.00 for each share of ARV Common Stock. Starwood, through a significant investment in Emeritus, would provide ongoing financing for the combined company.

               In the second alternative, the ARV shareholders would be offered consideration consisting of Emeritus Common Stock and cash. The consideration would be valued at a minimum of $14.00 per ARV share of Common Stock and, at the election of ARV shareholders, could consist of up to 50% in cash. Starwood, through its private $830 million investment fund, would provide financing for the cash portion of the offer and ongoing financing for the combined company.

               Of course, a number of structuring, tax and regulatory considerations would have to be addressed before arriving at an agreement in principle, but the objective would be to achieve a minimum value of $14.00 per share for ARV shareholders and immediate liquidity if desired. Nevertheless, both Starwood and Emeritus, are familiar with ARV's assets and operations and will be in a position to accelerate the due diligence process.

               As you know, Starwood has reviewed with your management team certain information, pursuant to that certain confidentiality agreement dated April 3, 1997, between ARV and Starwood. Starwood has of course not shared any such confidential information with Emeritus.

               Independent of Starwood, Emeritus has visited and inspected 41 of 48 properties, analyzed publicly available financial information, and currently owns approximately 4.9% of the outstanding ARV common stock, which shares were acquired prior to any contact between Emeritus and Starwood.

               Starwood and Emeritus believe that the combination of Emeritus, ARV, and Starwood would create the largest, strongest and fastest growing company in the assisted living industry. We also believe that these proposals provide a significant premium value to the ARV shareholders of over 35% above the current market price, and a superior value and more attractive liquidity option than other transactions you may be currently contemplating, while allowing them the flexibility of continuing their investment in what would be the dominant and fastest growing assisted living concern in the United States.

               We propose that a meeting be held as soon as possible to discuss these proposals and explore possible structures and alternatives. We and our advisors are available to meet you in Costa Mesa at your earliest convenience. Please call us at (206) 298-2909 to arrange such a meeting.

                                 Sincerely,

                                 EMERITUS CORPORATION

                                 By
                                       Its Chairman

                                 Starwood Capital Group, LLC

                                 By
                                       Its Managing Director

                                 *     *     *
               Mr. Davidson responded to the above letter by delivering the following letter to Mr. Baty on July 11, 1997:


                              [LETTERHEAD OF ARV]

July 11, 1997

Mr. Daniel R. Baty
Emeritus Corporation
3131 Elliott Avenue, Suite 500
Seattle, WA 98121-1031

Dear Dan:

               Thank you for your July 10th fax. I have forwarded copies to each of the directors for their review. We are attempting to schedule a meeting next week to consider your proposal.

                                 Sincerely yours,

                                 Gary L. Davidson

                                 *     *     *

The Original Prometheus Transaction

               According to the First ARV Proxy Statement, on July 13, 1997, a special meeting of the ARV Board of Directors was called to discuss the proposed transaction with Prometheus and the July 10, 1997 letter from Emeritus. According to the First ARV Proxy Statement, at a meeting of the ARV Board of Directors on July 14, 1997, after Salomon Brothers delivered its written opinion to the ARV Board of Directors expressing its opinion that the cash price of $14.00 per share of Common Stock to be received by the Company in connection with the Original Prometheus Transaction was fair to the Company from a financial point of view, the ARV Board of Directors voted unanimously to approve the Original Prometheus Transaction. The Company then entered into a Stock Purchase Agreement, dated July 14, 1997, as amended July 20, July 22 and September 30, 1997, (the "Stock Purchase Agreement") among LFREI, Prometheus and ARV, and related agreements.

               Subject to the terms and conditions of the Stock Purchase Agreement, the Company planned to sell to Prometheus up to 9,653,325 shares of Common Stock at a purchase price of $14.00 per share, representing an aggregate investment of $135.1 million (the "Total Equity Commitment"). The share acquisition was to be consummated in three phases. On July 23, 1997 (the "Initial Closing"), the Company sold to Prometheus 1,921,012 shares, representing an aggregate investment of $26.9 million. The shares sold to Prometheus at the Initial Closing represent 16.6% of the outstanding Common Stock.

               Following shareholder approval, the Company planned to sell to Prometheus 3,078,988 shares (the "Second Closing"). Thereafter, the Company from time to time at its election could sell additional shares to Prometheus at $14.00 per share, in minimum increments of 715,000 shares (the "Subsequent Closings"), until the Total Equity Commitment was invested or, if earlier, eighteen months after shareholder approval or, if earlier, June 30, 1999 (unless extended by mutual agreement of the parties).

               The Second Closing and each Subsequent Closing were subject to various conditions, including (i) receipt of shareholder approval, (ii) adoption of certain amendments to the Company's charter and bylaws, (iii) receipt by the Company of title policies on certain of its properties, a promissory note from an affiliate of the Company and estoppel certificates from certain of the Company's landlords and (iv) the satisfaction of various customary conditions.

               From and after the date of the Stock Purchase Agreement, until such date that Prometheus' remaining equity commitment was zero and either (i) Prometheus no longer beneficially owned at least five percent of the outstanding Common Stock, on a fully diluted basis, or (ii) Prometheus no longer beneficially owned Common Stock having an aggregate market value of at least $25 million (each, a "Termination Event"), the Original Prometheus Transaction required the Company to consult with Prometheus prior to acting on certain matters including those concerning the Company's financing arrangements, acquisitions, dispositions and employment of executive management.

               Under the Stock Purchase Agreement, the Company agreed not to solicit any Competing Transaction (as defined below) and to give notice to Prometheus of any competing proposal that it received. The ARV Board could, in accordance with the terms of the Stock Purchase Agreement, terminate the transaction with Prometheus at any time in favor of a Competing Transaction which it determined in good faith would provide greater value to the Company's shareholders. Prior to entering into a definitive agreement with respect to a Competing Transaction, however, the Company had to provide Prometheus with a minimum of (A) five business days' notice of the competing party's interest in pursuing a Competing Transaction and (B) two business days' notice of the superior proposal of the competing party. For purposes of the Stock Purchase Agreement, a "Competing Transaction" is defined as (i) any acquisition in any manner, directly or indirectly (including through any option, right to acquire or other beneficial ownership), of more than 15% of the equity securities, on a fully diluted basis, of the Company, or assets representing a material portion of the assets of the Company, other than any of the transactions contemplated by the Stock Purchase Agreement, or (ii) any merger, consolidation, sale of assets, share exchange, recapitalization, other business combination, liquidation or other action out of the ordinary course of business of the Company, other than any of the transactions contemplated by the Stock Purchase Agreement.

               The Stock Purchase Agreement also provided that (i) if the ARV Board did not recommend shareholder approval of the Prometheus Transaction and either (A) the Company's shareholders failed to approve the Transaction or (B) the Second Closing did not occur on or before March 15, 1998, or (ii) the Company failed to convene the meeting of its shareholders prior to February 15, 1998, then the Company would have had to pay Prometheus a $6,000,000 adjustment to the purchase price of the shares purchased in the Initial Closing and a $7,000,000 breakup fee, as well as Prometheus' expenses. Alternatively, if the ARV Board recommended shareholder approval of the Transaction and the shareholders failed to approve the Transaction, then the Company would have had to pay Prometheus an $8,700,000 adjustment to the purchase price, as well as Prometheus' expenses. If the transactions contemplated in the Stock Purchase Agreement did not close as a result of a willful breach of a material representation, warranty or covenant in the Stock Purchase Agreement, then the Company would have had to pay Prometheus $13,000,000 as both an adjustment to the purchase price of the shares of Common Stock purchased in the Initial Closing and a break-up fee, as well as Prometheus' expenses.

               The Stock Purchase Agreement also provided that if the Company did not receive shareholder approval prior to February 15, 1998, Prometheus had the right to transfer shares purchased at the Initial Closing without being subject to the restrictions on transfer set forth in the Stockholders Agreement (as defined below), so long as it did not transfer any shares of Common Stock to a competitor of the Company.

               Pursuant to the Stock Purchase Agreement, the Company, LFREI and Prometheus entered into a Stockholders Agreement, dated July 14, 1997, (the "Stockholders Agreement") simultaneously with the Stock Purchase Agreement. Under the Stockholders Agreement, Prometheus was entitled to certain rights, including the following:

        (i)  the right to nominate up to four directors to the ARV Board; and

       (ii) from and after the date of the Stockholders Agreement until a Termination Event, the right to participate in the Company's future equity offerings for cash by purchasing its proportionate share of the securities offered therein.

               Pursuant to the Stockholders Agreement, from and after the date that the Prometheus-appointed directors became members of the ARV Board, an affirmative vote of eight of the eleven directors of the Company would have been required to take any action of the ARV Board other than in the ordinary course of business (with certain exceptions), including (i) the acquisition or sale of any business or assets having a value in excess of one percent of the Company's assets, (ii) incurrence of indebtedness having a value in excess of one percent of the Company's assets, (iii) the approval of any annual operating budget of the Company, (iv) a material change in the Company's management, (v) a change in the number of shares of Common Stock authorized for issuance and (vi) a change in the Company's dividend policy.

               Pursuant to the Stockholders Agreement, the Company was to form an executive committee initially consisting of five members, two of whom were to be appointed by LFREI. The executive committee would have been delegated authority to approve certain board actions by the affirmative vote of four of the five members. In addition, as long as Prometheus maintained a greater than 30% ownership interest in the Company, at least one LFREI-appointed director was to serve on each other special committee of the ARV Board, including the audit and compensation committees. Also, unless a Termination Event occurred, an LFREI-appointed director was to serve on the nominating committee, which generally has the authority to nominate directors and the Chairman, Chief Executive Officer and President of the Company. All nominees to the ARV Board (other than the LFREI-appointed directors) would have required the unanimous approval of the nominating committee, provided that if the nominating committee could not unanimously agree on a nominee, the nomination would have been referred to the entire ARV Board, which would have decided the matter based on a simple majority vote.

               The Stockholders Agreement also provided for a standstill period of three years during which Prometheus would have been subject to certain limitations and restrictions relating to, among other matters: (a) acquisitions of additional shares of Common Stock (generally limiting Prometheus to beneficially owning no more than 49.9% of the shares of Common Stock on a fully diluted basis), (b) acting in concert with others by becoming a member of a "group" for purposes of Section 13(d) of the Exchange Act, (c) soliciting, encouraging or proposing certain significant transactions involving the Company, (d) soliciting, initiating, encouraging or participating in the solicitation of proxies in connection with any election contest involving the ARV Board or initiating or proposing or participating in or encouraging the making of, or soliciting shareholder approval of, any shareholder proposal, (e) seeking representation on the Company's Board of Directors other than as contemplated by the Stockholders Agreement, and (f) requesting any waiver of the foregoing restrictions. For a period of two years after Shareholder Approval or, if earlier, until a Termination Event, Prometheus and certain of its affiliates would not have been permitted to sell any shares of Common Stock. Thereafter, and during the remaining term of the standstill period, Prometheus and certain of its affiliates, including LFREI, would have been unable to transfer any shares of Common Stock except (i) in transactions pursuant to Rule 144 under the Securities Act of 1933, (ii) in negotiated transfers to third parties other than competitors of the Company,
(iii) to certain affiliates who agreed to be bound by the terms of the Stockholders Agreement, (iv) in accordance with the registration rights agreement in a bona fide public offering or (v) subject to certain conditions, to bona fide financial institutions for the purpose of securing bona fide indebtedness.

               In addition to the Stock Purchase Agreement and the Stockholders Agreement, the Company, LFREI and Prometheus also executed a Registration Rights Agreement pursuant to which the Company granted Prometheus certain demand registration rights to facilitate the resale of the shares of Common Stock owned by it under certain conditions and certain piggyback rights to sell a portion of its shares of Common Stock in connection with certain offerings of securities by the Company. In addition, certain management shareholders of the Company (representing, in the aggregate, 2,459,474 shares of Common Stock) and Prometheus executed a voting agreement pursuant to which such shareholders agreed to vote for the Prometheus Transaction and for the directors nominated by the ARV Board's nominating committee and Prometheus.

               On July 14, 1997, the Company also executed a poison pill Rights Agreement, as amended, (the "Rights Agreement") between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent"), pursuant to which the preferred share purchase rights (the "Rights") were issued. To consummate an acquisition of ARV, Emeritus has to be satisfied that the Rights have been invalidated or are otherwise inapplicable.

               The Rights are described in the Company's Report on Form 8-K dated July 14, 1997 (the "Company Rights 8-K"). The Rights Agreement provides that, until the close of business on the Distribution Date (as defined in the Rights Agreement), the Rights will be evidenced by the certificates for shares of Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Common Stock will also constitute the surrender for transfer of the Rights associated with the shares of Common Stock represented by such certificates. The Rights Agreement further provides that, as soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed by the Company or the Rights Agent to holders of record of shares of Common Stock as of the close of business on the Distribution Date.

               The Rights Agreement provides that, at any time prior to the time that an Acquiring Person (as defined in the Rights Agreement) has become such, the ARV Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right.

               Based on publicly available information, Emeritus believes that, as of the date of the Proxy Statement, the Rights were not exercisable, certificates for Rights had not been issued and the Rights were evidenced by the certificates for shares of Common Stock.

               The foregoing is a summary of the poison pill and is qualified in its entirety by reference thereto.

               On July 15, 1997, the Company and Prometheus issued a joint press release announcing the Original Prometheus Transaction.

               On July 16, 1997, the Company and Prometheus held a joint conference call with analysts of the Company to discuss the Original
Prometheus Transaction. The conference call permitted shareholders and analysts interested in the Company to ask questions about the Original Prometheus Transaction. Mora Conley of Financial Relations Corp. introduced Gary Davidson and Robert Freeman, President of Lazard Freres Real Estate Investors LLC, who each made introductory remarks about the Original Prometheus Transaction. Graham Espley-Jones, Chief Financial Officer of the Company, David Collins, Senior Executive Vice President of the Company and other members of the Company's senior management also participated in the call. During the question and answer period a number of issues were discussed pertaining to the Original Prometheus Transaction including the components of Prometheus' investment, Prometheus' commitment to invest $135 million in the Company through June 30, 1999, the significance of certain related transactions and agreements, the plan to increase the size of the Company's board to 11 members, the extent of Prometheus' participation in the day-to-day activities of the Company, the Company's consideration of tender offers or other alternative proposals, the reasons behind the implementation of the poison pill and other technical issues related to the transaction.

               On July 21, 1997, Emeritus delivered the following letter to the ARV Board of Directors:


                           [LETTERHEAD OF EMERITUS]

July 21, 1997

To the Members of the
Board of Directors of
ARV Assisted Living, Inc.

Gentlemen:

               We were surprised and disappointed with the press release issued by ARV Assisted Living, Inc. ("ARV") announcing the terms of the proposed issuance of a 49.9% equity stake to Prometheus Assisted Living LLC ("Prometheus") and the adoption of a shareholders rights plan (the "Rights Plan").

               As you know, on July 10, 1997, we sent your chairman, Gary Davidson, a written proposal pursuant to which we would acquire ARV in a transaction which valued ARV common stock at $14 per share. In Mr. Davidson's written response to us dated July 11, 1997, he indicated that our proposal had been forwarded to each of the directors of ARV, and proposed scheduling a meeting for the following week to consider such proposal.

               The Prometheus transaction, and certain statements made by both Prometheus and Mr. Davidson in connection therewith, raises a number of very serious concerns:

               1. As we understand the proposed Prometheus transaction,
            Prometheus may purchase newly-issued ARV common stock over two years at a price of $14 per share. This, in our view, is significantly less attractive to the ARV shareholders than our offer to purchase all of the shares for the same purchase price per share. We note that the closing price for ARV's shares two days after the announcement of the Prometheus transaction was only $12-1/2 per share, reflecting the market's own tepid reaction to such proposed transaction. As holders of approximately 4.9% of ARV's common stock, we consider the proposed Prometheus transaction to be highly dilutive to the long-term value of the existing shareholders' common stock.

               2) It is apparent that ARV's board never gave serious
            consideration to our proposal. We believe that, both in failing to meet with us regarding our proposal and in entering into the proposed transaction with Prometheus, the board of directors of ARV (the "Board") breached its fiduciary duty to maximize shareholder value.

               3) The potential break-up fee of up to $13 million for
            Prometheus is enormous in light of the size of the proposed transaction. . . . Perhaps even more importantly, we do not see any benefit to ARV in agreeing to pay a break-up fee to Prometheus, since the proposed transaction with Prometheus is not itself designed to maximize shareholder value. Thus, the break-up fee does not satisfy the primary purpose of such fees, namely to protect the value created by a transaction. Rather, it merely shifts up to $13 million of value from any other transaction that might be proposed away from ARV's shareholders.

               4) We believe that the Rights Plan constitutes an inappropriate attempt to entrench current management, especially in light of the fact that it was apparently adopted in direct response to our proposal and in order to deter any challenge to the proposed Prometheus transaction. In any event, it has the effect of chilling any other proposals to maximize shareholder value.

               5) In the conference call held with a number of major ARV
            shareholders, representatives of Prometheus repeatedly made a point of telling the participants that they were attracted to the announced transaction because it was entered into outside the context of competitive bid situation, thus implicitly denying the existence of our proposal despite their actual knowledge of it. Even more surprising, in response to direct questioning by one of the shareholders, Mr. Davidson affirmatively denied that ARV had received any other proposal regarding an acquisition or recapitalization of the company other than the proposal from Prometheus. Obviously, such statements by Prometheus and such statement by Mr. Davidson's are flatly incorrect and in direct contradiction of Mr. Davidson's written response to our proposal. We believe that ARV has an affirmative duty to its shareholders to correct the highly inaccurate and deceptive nature of both Prometheus' and Mr. Davidson's statements.

               6) Also during the conference call, Prometheus explained that they were only acquiring 49.9% of ARV in order to avoid certain "technical issues" involved in a change of control. We can only assume that such technical issues include the heightened duties of ARV's board in connection with a transaction involving a change in control. However, it is clear to us that the proposed transaction does result in a change in control to Prometheus. First, the transaction will result in Prometheus designating four out of eleven directors, and the bylaws of ARV being amended to require the approval of eight of the eleven directors for any board action. This obviously gives Prometheus an absolute veto power over all board actions. Second, the five-man "executive Committee" [sic] to be formed pursuant to the proposed transaction will include two of the Prometheus directors, with actions thereby requiring the approval of four out of five members. Thus, Prometheus will also have an absolute veto over executive committee actions. Finally, at 49.9%, Prometheus will be by far the largest shareholder of ARV, and will have effective voting control of ARV.

               As a consequence of the foregoing, we believe that the members of ARV's board of directors have failed to satisfy their fiduciary duty to maximize shareholder value, and have taken actions designed to entrench management to the detriment of shareholders. In addition, we believe that Prometheus and Mr. Davidson have made affirmative statements which are both false and misleading, and that ARV has an affirmative duty to correct such material misstatements.

               We believe that the shareholders for ARV have a right to be informed of our interest in pursuing a transaction with ARV. To that end, we are prepared to discuss the terms of an all-cash offer which values ARV's common stock $14 per share, and to proceed very quickly to consummate such a transaction on mutually agreeable terms.

               We hereby request the members of the board of directors of ARV to authorize and direct the appropriate officers or representatives to meet with us as soon as possible to discuss a potential transaction with us which will maximize shareholder value, and to remove any impediments to such a transaction (including the proposed transaction with Prometheus, the break-up fee included therein and the Rights Plan).

               As a significant shareholder of ARV we intend to protect our rights and those of your other shareholders.

                                 Very truly yours,


                                 Daniel R. Baty
                                 Chairman

                               *     *     *

               According to the First ARV Proxy Statement, on July 23, 1997, Prometheus purchased 1,921,012 shares of Common Stock for an aggregate purchase price of $26.9 million at the Initial Closing.

               On July 25, Mr. Davidson delivered the following letter to Mr.
Baty:


                            [LETTERHEAD OF ARV]

July 25, 1997

Daniel R. Baty
Chairman
Emeritus Corporation
3131 Elliot Avenue, Suite 500
Seattle, WA 98121-1031

Dear Mr. Baty:

               The Board of Directors of ARV Assisted Living, Inc. ("ARV") has asked me to respond to your letter dated July 21, 1997. While we don't think it is necessary to address each item raised in your letter, the Board wants you to be aware of the following facts.

               First, the Board carefully reviewed and considered the terms outlined in your letter dated July 10, 1997 expressing an interest in opening negotiations with ARV. Without going into all of the details, the Board determined, based on our business judgment, that those terms were significantly less attractive (and less definitive) for ARV shareholders than the terms of the Prometheus transaction, which as Starwood knows ARV had been pursuing for a considerable time. In the Board's view, the Prometheus transaction maximizes shareholder value over the long term.

               Second, the actual break-up fee for the Prometheus transaction is $7 million, not $13 million. (The $13 million figure includes an obligation to refund Prometheus $6 million as a purchase price adjustment for its initial stock purchase.) Still, $13 million is only 3.7% of the total enterprise value of ARV based on the $14.00 per share price paid by Prometheus. As you know, this is well within the standard range for transactions like this one, especially given the fact that Prometheus is paying a premium in a transaction that does not result in a majority stake. Thus, in the Board's business judgment, the break-up fee, designed to protect the value of a transaction that was in shareholders' best interest, was reasonable.

               Third, the Shareholder Rights Plan was not adopted in direct response to your July 10 letter. ARV has been considering the adoption of such a plan for some time. The primary purpose of the Shareholder Rights Plan is to ensure maximum value for all shareholders vis-a-vis any proposed transaction involving the acquisition of a significant stake in ARV. It allows the Board an opportunity to carefully consider and evaluate both the short and long term effects of such transactions on all shareholders. As you know, many companies have adopted similar rights plans and have subsequently been acquired. The Rights Plan does not therefore deter other proposals, it deters only those proposals that do not maximize shareholder value in the view of the Board of Directors. For these reasons, all seven members of our Board unanimously approved the Shareholder Rights Plan, including the five non-management directors.

               The Board's decisions were all made based on each Board member's business judgment after careful consideration of all facts, with the assistance of sophisticated professional advisors, and taking into account each Board member's background and experience. Contrary to your reckless allegations, Board members have acted in good faith to carry out our respective fiduciary duties under the laws of the State of California. Accordingly, there is no need to reconsider our decision regarding your July 10 letter.

               Finally, please be advised that any attempt by Emeritus or its partner Starwood Capital Group, LLP to interfere in the ARV-Prometheus transaction would constitute a blatant disregard of Starwood's commitment and legal obligation under the Confidentiality Agreement dated April 3, 1997, the implications of which would go far beyond the context of this transaction. Moreover, any steps taken by Emeritus/Starwood to interfere with the ARV-Prometheus transaction would also constitute tortuous interference with contract and economic relations under California law. ARV is prepared to take whatever steps may be necessary to protect and enforce its rights and the rights of its shareholders.

                                 Sincerely,

                                 Gary L. Davidson
                                 Chairman, ARV Assisted Living, Inc.

cc:    Board of Directors
       William J. Cernius, Esq. - Latham & Watkins
       Robert P. Freeman - Lazard Freres
       Kevin J. Grehan - Cravath, Swaine & Moore

                                 *     *     *


       On July 30, Mr. Baty responded with the following letter to the ARV Board of Directors:


                           [LETTERHEAD OF EMERITUS]

July 30, 1997

Board of Directors
ARV Assisted Living, Inc.
245 Fischer Avenue
Costa Mesa, CA 92626

Gentlemen:

               I have received Mr. Davidson's letter of July 25, 1997. Since our July 10 proposal to pay ARV shareholders a minimum of $14 per share, you have refused to communicate or negotiate with us, and have instead rushed forward at breakneck speed with the Prometheus transaction. Nothing in the July 25 letter can change these facts or can excuse your apparent decision to put your interests ahead of those of the shareholders you are supposed to represent.

               The July 25 letter also makes clear that you have dismissed out-of-hand the concerns about possible legal claims raised in our July 21, 1997 letter. Instead, you have gone so far as to threaten us with legal action if we attempt to present shareholders with a more attractive transaction than the Prometheus transaction. Your refusal to deal with us, to consider ways in which you might present your shareholders with a transaction more attractive than the Prometheus transaction, or to look into the serious allegations of inappropriate conduct we have previously raised leaves us no choice but to consider ways in which we can protect our interest and the interest of other shareholders, including the possibility of seeking relief in court on behalf of ARV and all of its shareholders.

               We believe we are entitled to answers to the questions we have previously raised and to the following additional questions:

               1. Why did you rush to sign the Prometheus transaction after July 10 proposal. Perhaps more important, why did you accelerate the first closing of that transaction by over a month from the schedule you originally announced.

               2. To date, you have not asked us for any information concerning our July 10 proposal. Is there any additional information that would be helpful in order to consider our proposal? If so, why have you not asked for this to date?

               3. The executed documents you published regarding the Prometheus transaction call for termination of the transaction if you receive a more favorable offer than the Prometheus transaction. What criteria do you intend to use to make this determination? Also, please confirm that if you make such a determination, the entirety of the Prometheus transaction, including the first closing, will be rendered null and void.

               4. As regards the $13 million termination fee, based up on your narrative on how you arrived at the percentage, we are not able to duplicate the math calculation. Please provide the details of your calculation. Further, do you consider it customary to evaluate that fee as a percentage of the entire equity interest in the company, as suggested in Mr. Davidson's July 25 letter, or as a percentage of the value of the Prometheus transaction?

               5. What is your reason for keeping our July 10 proposal from ARV shareholders?

               6. As to the recent adoption of the shareholders rights plan, could you please provide specific information as to when that plan was previously considered? We would also appreciate receiving copies of any minutes which show any prior consideration of that rights plan by you.

               7. What basis do you have for suggesting that Emeritus is bound by your confidentiality agreement with Starwood. We remind you that in our July 10 proposal to you, Starwood confirmed that it had not shared any confidential information with us.

               We are deeply troubled that the Board is spending time trying to defend a series of actions instead of finding the best way to advance the interests of all shareholders. We remain prepared to discuss our proposal with you, and sincerely hope that the Board will begin to consider how to fulfill its fiduciary duties to us and the other ARV shareholders.

                                       Very truly yours,




                                       Daniel R. Baty

                                       Chairman

                                        *     *     *

               On August 22, 1997, ARV filed the First ARV Proxy Statement with the Commission. The First ARV Proxy Statement set forth an Annual Meeting date of October 14, 1997, and stated that the record date for such Annual Meeting was August 19, 1997. ARV subsequently reset the record date to October 10, 1997.


The Kapson Transaction

               On October 2, 1997, an affiliate of LFREI announced that it had entered into an agreement to acquire substantially all of the stock of Kapson Senior Quarters Corp. ("Kapson"). Assuming Kapson's shareholders approve the Kapson transaction, LFREI will offer ARV the option to purchase up to a 19.9% interest (at LFREI cost) in Kapson out of the LFREI stake. LFREI also proposed that ARV establish a relationship with Kapson structured as a strategic alliance, with the two companies remaining independent.

The Emeritus Proposal

               After carefully considering a number of options (including discussing certain transactions with Prometheus), Emeritus sent the following letter to ARV on October 12, 1997, proposing an acquisition of all of the outstanding common stock of ARV for $16.50 per share in cash (the "Emeritus Proposal"):


                           [LETTERHEAD OF EMERITUS]

                                   October 12, 1997

Mr. Gary L. Davidson
Chairman of the Board,
   Chief Executive Officer and President
ARV Assisted Living, Inc.
245 Fisher Avenue, Suite D-1
Costa Mesa, CA 92626

Dear Mr. Davidson:

               We have carefully studied your current transaction with Lazard Freres Real Estate Investors L.L.C. and Prometheus Assisted Living L.L.C. and believe that we can offer you and your stockholders a far superior transaction.

               As you know, the Prometheus transaction contemplates selling (subject to Stockholder Approval) up to 49.9% of ARV's common stock to Prometheus at $14 per share, an 8% discount to the closing price of ARV's stock on Friday. If that transaction proceeds, Prometheus will acquire effective control of ARV without any value being paid to your stockholders.

               Emeritus is prepared to acquire all of the outstanding common stock of ARV for $16.50 per share in cash, a 45% premium to the $11.38 ARV stock price the day before the Prometheus transaction was first announced. Gary, clearly this is a fair price for your stockholders in light of the ARV valuation analysis disclosed in your proxy statement for the Prometheus transaction.

               This proposal is authorized by Emeritus' board of directors. Emeritus has had extensive discussions with prospective sources of financing for this proposal. Based upon those discussions we are confident that we can conclude the necessary financing required to effect the combination of our two businesses on a timely basis. In addition, last week we announced a proposed $25 million equity investment in Emeritus by NorthStar Capital Partners LLC (a private investment group with financial backing from a Union Bank of Switzerland securities affiliate and Quantum Realty Partners, a fund advised by Soros Fund Management LLC), further strengthening our balance sheet.

               The transaction would be subject to negotiation and execution of a definitive acquisition agreement, approval by your stockholders, and receipt of all necessary regulatory and other approvals. We contemplate that the definitive agreement would contain terms and conditions customary in this type of transaction.

               ARV and Emeritus are two of the leading companies in the senior housing services business. Emeritus currently holds interests in 115 communities representing capacity for 10,900 residents in 25 states and Canada. ARV currently owns and/or operates 49 assisted living facilities with approximately 6,300 units in 11 states. Together, the strategic business combination of our two companies would create a powerful critical mass, positioning the combined enterprise well for its rapid growth both internally and through acquisitions, providing the finest living facilities for its thousands of senior citizen residents, and building value for its employees, business partners, communities and, in turn, investors.

               Emeritus has recently increased its ownership position in ARV stock to approximately 8% which it is required to report to the SEC in a
Schedule 13D filing on Tuesday. Accordingly, we intend to publicly announce our proposal by press release on Monday.

               Emeritus and its advisers are available to meet with you and your advisers immediately.

               Sincerely yours,


               Daniel R. Baty
               Chief Executive Officer

                                  *    *    *

               On October 14, 1997, the ARV Board of Directors announced that the Company was not for sale and that the ARV Board of Directors intended to continue its commitment to its transaction with Prometheus and not to pursue negotiations with Emeritus.

               On October 15, 1997, ARV announced the resignation of Gary Davidson as President, Chief Executive Officer, Chairman and Director of ARV, effective October 13, 1997. John J. Rydzewski was appointed Chairman, and John A. Booty was appointed President and Chief Executive Officer on an interim basis.

               On October 29, 1997, LFREI, Prometheus and ARV amended their letter agreement regarding the strategic alliance to take effect between ARV and Kapson upon the consummation of LFREI's acquisition of substantially all the stock of Kapson. Under the amended letter agreement, LFREI granted ARV the right to acquire 19.9% of Kapson's stock from LFREI at LFREI's price during the 30 days after the completion of LFREI's Kapson investment. (ARV may opt instead to permit its shareholders to purchase the Kapson stock from LFREI, in which case the right to purchase the Kapson stock expires 30 days after a registration statement is declared effective with respect to the option.) Upon the closing of the Kapson investment, ARV has a first right to negotiate management, lease and purchase arrangements on any new developments or acquisitions by Kapson on terms commercially reasonable to both parties. LFREI also agreed to negotiate in good faith with ARV on leasing or management agreements for all existing or planned Kapson facilities, not to permit Kapson to enter leasing or management arrangements for its existing facilities with entities other than ARV or Kapson's controlled affiliates, and to explore a joint venture arrangement between ARV and Kapson to house top corporate management of both companies in order to achieve economies of scale.

The Amended Prometheus Transaction

               On October 31, 1997, ARV announced that it had replaced the Original Prometheus Transaction with a new transaction, the Amended Prometheus Transaction, under which Prometheus would retain its recently acquired equity of approximately 1.9 million shares and, rather than consummate the Second Closing or Subsequent Closings, would purchase $60 million of 6-3/4% Convertible Subordinated Notes Due 2007 (the "Notes") under an Amended and Restated Stock and Note Purchase Agreement dated October 29, 1997 among LFREI, Prometheus and ARV (the "Amended Purchase Agreement").

               In connection with the issuance of the Notes, the Company and The Chase Manhattan Bank, N.A. entered into an indenture dated as of October 30, 1997 (the "Indenture"), and the Company executed a $60 million note in favor of Prometheus dated as of October 30, 1997 (the "Note"). Pursuant to the provisions of the Indenture and Note, at any time after 90 days following the date of issuance, Prometheus may convert the Notes into shares of ARV Common Stock at the conversion price of $17.25 per share, subject to certain adjustments. If there is a Change of Control or Termination of Trading (each as defined in the Indenture), Prometheus may elect to (i) require ARV to repurchase the Notes at a price of 101% of the principal amount or (ii) if the Change of Control is not approved by a majority of the continuing directors of ARV, require the Company to convert the Notes at a conversion price of $16.25. Prometheus also received certain registration rights under an Amended and Restated Registration Rights Agreement dated October 29, 1997 (the "Amended Registration Rights Agreement").

               In connection with the Amended Purchase Agreement, LFREI, Prometheus and ARV also entered into an Amended and Restated Stockholders Agreement dated October 29, 1997 (the "Amended Stockholders Agreement"), and LFREI, Prometheus and certain management of ARV entered into a Stockholders' Voting Agreement dated October 29, 1997 (the "Second Voting Agreement").
Under the Amended Stockholders Agreement, the ARV Board was expanded to nine members, three of which will be designees of Prometheus. Until Prometheus no longer owns at least 5% of the Common Stock on a fully diluted basis or at least $25 million of Common Stock (each, a "Termination Event"), at each annual or special meeting of shareholders of the Company, Prometheus will have the right pursuant to the Amended Stockholders Agreement and the Company's Bylaws to designate three nominees to the ARV Board if the ARV Board is a single class or one designee per class if the ARV Board is divided into three classes. The Company has agreed to support the nomination and the election of each designee of Prometheus to the ARV Board and to exercise all authority under applicable law to cause each designee of Prometheus to be elected to the ARV Board. With respect to each meeting of shareholders of the Company at which directors are to be elected, the Company is required to use its reasonable efforts to solicit from the shareholders of the Company proxies in favor of each designee of Prometheus. During the period that Prometheus has the right to designate nominees to the ARV Board, the number of directors on the ARV Board may not exceed nine.

               Under the Amended Stockholders Agreement, the Company is required to use commercially reasonable efforts to identify, select and retain a new President/CEO of the Company by the ninetieth day after the closing under the Amended Stock and Note Purchase Agreement. In connection with the retention of such President/CEO, the Company is required to obtain the prior written consent of Prometheus, which consent may not be unreasonably withheld. Upon the retention of a new President/CEO of the Company, the Company is further required under the Amended Stockholders Agreement to use its best efforts to cause a director who is not a designee of Prometheus to resign from the ARV Board, and the Company and Prometheus will use their best efforts to cause such new President/CEO to be elected to the ARV Board.

               From and after the date of the Amended Stockholders Agreement until a Termination Event, Prometheus will generally have the right to participate in the Company's future equity offerings for cash by purchasing its proportionate share of the securities offered therein.

               During a standstill period of three years (which period is subject to early termination in certain circumstances) (the "Standstill Period"), Prometheus will be subject to certain limitations and restrictions relating to, among other matters: (a) acquisitions of additional shares of Common Stock (generally limiting Prometheus to beneficially owning no more than 49.9% of the shares of Common Stock on a fully diluted basis (except that shares of Common Stock issuable upon conversion of the Company's convertible debt or upon exercise of options granted under management benefit plans shall not be included), (b) acting in concert with others by becoming a member of a "group" for purposes of Section 13(d) of the Securities Act of 1934 and the rules promulgated thereunder, (c) soliciting, encouraging or proposing certain significant transactions involving the Company, (d) soliciting, initiating, encouraging or participating in the solicitation of proxies in connection with any election contest involving the ARV Board or initiating or proposing or participating in or encouraging the making of, or soliciting stockholder approval of, any stockholder proposal, (e) seeking representation on the ARV Board other than as contemplated by the Amended Stockholders Agreement, (f) entering into or permitting Kapson to enter into sale/leaseback or other financing arrangements of the type contemplated by the Amended Kapson Letter Agreement with any company (other than the Company) the principal business of which is the ownership, management, operation and development of assisted-living facilities in the United States, (g) requesting any waiver of the foregoing restrictions or (h) assisting, advising, encouraging or acting in concert with any person with respect to any of the foregoing.

               During the Standstill Period, Prometheus and its affiliates may not transfer any shares of Common Stock except (a) in transactions pursuant to Rule 144 under the Securities Act of 1933, (b) in negotiated transfers to third parties other than certain companies engaged in the business of operating assisted-living facilities, (c) to certain affiliates who agree to be bound by the terms of the Amended Stockholders Agreement, (d) in accordance with the Amended Registration Rights Agreement in a bona fide public offering and (e) subject to certain conditions, to bona fide financial institutions for the purpose of securing bona fide indebtedness.

               In addition, during the Standstill Period, Prometheus is required to vote all shares of Common Stock owned by it representing an aggregate ownership in excess of 35.8% of the outstanding shares of Common Stock in one of the following two manners: (x) in accordance with the recommendation of the ARV Board or (y) proportionally in accordance with the votes of the other holders of Common Stock. Prometheus is also required to vote its shares of Common Stock in favor of the election of all directors nominated by the nominating committee of the Company, if any, or the ARV Board, provided such nominations are in accordance with certain provisions of the Amended Stockholders Agreement.

               The Standstill Period will terminate prior to its stated term in the event of certain occurrences such as a material event of default by the Company or any subsidiary under any debt agreement or a material violation of a material covenant under the Amended Stock and Note Purchase Agreement.

               Under the terms of the Amended Stockholders Agreement, Prometheus and certain of its affiliates, including LFREI, shall be restricted from owning any equity interest in any public or private company engaged primarily in the assisted-living business in the United States without the consent of 75% of the directors of the Company, excluding those nominated by Prometheus.

               Under the Second Voting Agreement, the following management stockholders of the Company and their affiliates have agreed to vote for the directors nominated by (a) Prometheus and (b) the nominating committee of the ARV Board, if any, or the ARV Board: John A. Booty; Booty-Jones Family Partnership; Booty Family Trust; Karen A. Booty Charitable Remainder Trust; John A. Booty Charitable Remainder Unitrust; David P. Collins; D&V Collins Family Limited Partnership; Collins Family Community Property Trust; David P. Collins Annuity Trust; and Graham P. Espley-Jones.

               On November 10, 1997, ARV announced that it transferred its listing from the NASDAQ National Market System to the American Stock Exchange, the purported effect of which is to eliminate the availability of cumulative voting for the public shareholders.

               On November 14, 1997, the Company announced a $25 million share repurchase program. Under this program the Company can reduce the amount of shares of Common Stock outstanding that are not held by ARV management or Prometheus, thus effectively increasing the percentage of outstanding Common Stock owned by ARV management and Prometheus while also decreasing the likelihood that ARV public shareholders can defeat any future ARV Board proposal.

               On November 21, 1997, ARV filed the ARV Proxy Statement with the Commission. The ARV Proxy Statement set forth an Annual Meeting date of January 8, 1998, and stated that the record date for such Annual Meeting was November 14, 1997.

               On November 24, 1997, Emeritus filed its preliminary proxy materials with the Commission.

               On December 8, 1997, ARV announced that the ARV Board appointed Howard G. Phansteil as Chairman of the ARV Board and Chief Executive Officer of ARV and Lawrence B. Murphy as President and Chief Operating Officer. In connection with these appointments, James Peters resigned from the ARV Board in order to make a seat available for Mr. Phansteil.

The Note Redemption by ARV

               On December 8, 1997, ARV announced that the ARV Board had issued approximately 4.3 million shares of ARV Common Stock (the "Redemption Shares") to Prometheus in exchange for all of the Notes held by Prometheus. The optional redemption was made at the price of $17.25 per share of ARV Common Stock and included payment to Prometheus for the 23.14% optional redemption premium and accrued interest to date on the Notes. Assuming that the optional redemption of the Notes and the corresponding issuance of the Redemption Shares to Prometheus by ARV was valid, Prometheus owns, as of December 8, 1997, a total of approximately 6.2 million shares of ARV Common Stock, representing approximately a 39% stake in ARV.

               ARV also announced on December 8, 1997 that the Annual Meeting scheduled for January 8, 1998 has been rescheduled for January 28, 1997 and that the record date for the Annual Meeting was being moved from November 14, 1997 to December 18, 1997. The combined effect of the change in the record date for the Annual Meeting and the optional redemption of the Notes, assuming such redemption was valid, is to allow Prometheus to vote the Redemption Shares at the Annual Meeting. Pursuant to the Voting Agreement, the Redemption Shares must be voted in favor of the Prometheus Transaction and in favor of the ARV Nominees at the Annual Meeting. The Redemption Shares, when combined with the ARV Common Stock currently subject to the Voting Agreement, represent approximately 48% of the outstanding ARV Common Stock.

               Emeritus has filed litigation which disputes, among other things, the validity of the redemption by ARV of the Notes and the corresponding issuance by ARV to Prometheus of the Redemption Shares.

The Emeritus Litigation

               On December 9, 1997, Emeritus filed a complaint (the "Complaint") in Orange County Superior Court for the State of California (the "Court") against ARV and the ARV Board. The Complaint asserts five claims based on a number of alleged breaches of fiduciary duty by defendants, including (1) that ARV's decision to redeem the Notes at approximately 123% of their face value and thereby issue approximately 4.3 million discounted shares of ARV Common Stock which are contractually bound to be voted in support of the current ARV Board was for the purpose of entrenchment; (2) that the ARV Board has failed to maximize value for the ARV Stockholders in light of the change in control of ARV effected by the transactions with Prometheus; (3) that the transactions with Prometheus were improper defensive measures undertaken by the ARV Board for the purpose of entrenchment; (4) that the ARV Board failed to exercise due care in considering the transactions with Prometheus and in refusing to negotiate with Emeritus and summarily rejecting Emeritus' proposals; and (5) that the ARV Board implemented the Rights Plan for the improper purpose of entrenchment. Among other requests for relief, Emeritus seeks a declaration by the Court that these acts were in violation of defendants' fiduciary duties and an injunction (i) rescinding and nullifying the redemption of the Notes, (ii) rescinding and nullifying the transactions with Prometheus, (iii) directing that defendants take prompt and diligent steps to maximize ARV shareholder value, and (iv) directing that defendants redeem the Rights Plan or make it inapplicable to Emeritus.


               On December 10, 1997, Emeritus filed a motion with the Court seeking expedited discovery from defendants so that it could seek relief on its claims from the Court prior to ARV's January 28, 1998 Annual Meeting. The parties subsequently entered into a stipulation providing that Emeritus would obtain expedited discovery from defendants, setting forth a briefing schedule for Emeritus' motion for declaratory and injunctive relief, and agreeing on a January 22, 1998 hearing date before the Court. In light of the stipulation, Emeritus has withdrawn its motion for expedited discovery. The Complaint contains allegations made by Emeritus and, as of the date hereof, no final determination on the merits of the claims raised in the Complaint has been made by the Court.

               On December 12, 1997, Emeritus submitted a letter to the American Stock Exchange ("AMEX") in which it brought to the attention of the AMEX ARV's actions in redeeming the Notes and issuing the Redemption Shares to Prometheus. Emeritus stated to the AMEX that it believes ARV's actions circumvented and violated Section 713 of AMEX's Listing Standards, Policies and Requirements. As of the date hereof, to the knowledge of Emeritus, no final determination has been made by AMEX on the allegations raised by Emeritus in its letter.


               On December 16, 1997, ARV announced that its new President and Chief Operating Officer, Lawrence Murphy, would not be joining ARV, and instead would remain at Marriott.


               On December 19, 1997, Emeritus launched its Offer to acquire all of ARV at $17.50 per share.


                      COMPENSATION OF EMERITUS NOMINEES

               The Emeritus Nominees will not receive any compensation from Emeritus for their services as directors of the Company. It is expected that the Emeritus Nominees will, subject to their fiduciary duties, support the Offer and enter into a merger agreement with Emeritus.

               According to the Company's public filings, if elected as directors of the Company, the Emeritus Nominees who are not employees of the Company would receive an annual retainer of $12,000, plus $500 for each meeting of the ARV Board and each committee meeting attended. All directors of the Company would be reimbursed by the Company for expenses incurred in connection with their services as directors of the Company. The Emeritus Nominees, if elected, will be indemnified by the Company for service as directors of the Company to the extent indemnification is provided to Directors of the Company under the Restated Articles of Incorporation of the Company and the Bylaws. In addition, Emeritus believe that upon election, the Emeritus Nominees will be covered by the Company's officer and director liability insurance. Emeritus disclaims any responsibility for the accuracy of the foregoing information, which has been extracted from the Company's public filings.

               According to the Company's public filings, in October 1995, the Company established the 1995 Stock Option Plan, which provides, among other things, that each non-employee director who is initially elected or appointed to the ARV Board will, upon such election or appointment, be automatically granted an option to purchase 10,000 shares of Common Stock, vesting at the rate of 2,500 per year measured from the date of grant, at an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, every fourth year following the date on which such non-employee director is elected or appointed, on the date of the annual meeting of the shareholders of the Company, if such person has continuously served as a non-employee director, such non-employee director shall automatically receive an option to purchase 10,000 shares of Common Stock, at an exercise price equal to the fair market value of the Common Stock on the date of grant, vesting at the rate of 2,500 per year measured from the date of grant.

                       TENDER OFFER AND PROPOSED MERGER


               On December 19, 1997, EMAC commenced an offer to purchase any and all outstanding shares of Common Stock of the Company, together with the associated preferred stock purchase rights, at a price of $17.50 per Share (and associated Right), net to the seller in cash, upon the terms and subject to the conditions set forth in EMAC's Offer to Purchase dated December 19, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").


               The purpose of the Offer is to enable Emeritus to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the shares of Common Stock. Emeritus currently intends, as soon as practicable following consummation of the Offer, to propose and seek to have the Company consummate a merger or similar business combination with EMAC or another direct or indirect wholly owned subsidiary of Emeritus (the "Proposed Merger"). The purpose of the Proposed Merger is to acquire all shares not tendered and purchased pursuant to the Offer or otherwise.
Pursuant to the Proposed Merger, each then outstanding share (other than shares owned by Emeritus or any of its subsidiaries, shares held in the treasury of the Company and shares owned by shareholders who perfect any available appraisal rights) would be converted into the right to receive an amount in cash equal to the price per share paid pursuant to the Offer.

               Emeritus intends to continue to seek to negotiate with the Company with respect to the acquisition of the Company by Emeritus. If such negotiations result in a definitive merger agreement between the Company and Emeritus, the consideration to be received by holders of Shares could include or consist of securities, cash or any combination thereof. Accordingly, such negotiations could result in, among other things, termination of the Offer and submission of a different acquisition proposal to the Company's shareholders for their approval. To date, the Company has refused to enter into negotiations with Emeritus regarding any such proposed acquisition. See "BACKGROUND". There can be no assurance that such negotiations will occur or, if such negotiations occur, as to the outcome thereof. In addition, there can be no assurance that all conditions to any merger agreement between the Company and Emeritus will be satisfied such that any such merger would be consummated. Emeritus is exploring ways to encourage the ARV Board to permit the Company's shareholders to participate in the Offer and the Proposed Merger.


               The Offer is conditioned upon, among other things, the satisfaction or, where applicable, waiver of the following: (i) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) a number of shares which, together with shares owned by EMAC and its affiliates, will constitute at least a majority of the total number of outstanding shares on a fully diluted basis (exclusive of any shares issuable upon conversion of the Company's 6-3/4% Convertible Subordinated Notes due 2006) as of the date the shares are accepted for payment by EMAC pursuant to the Offer, (ii) the Rights issued by the Company having been redeemed by the Board of Directors of the Company or EMAC being satisfied, in its discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger, (iii) Emeritus and EMAC being satisfied, in their discretion, that EMAC has obtained financing upon terms satisfactory to them in an amount sufficient to consummate the Offer and the Proposed Merger (including the redemption or refinancing of all outstanding debt and payment of all fees and expenses), (iv) Emeritus and EMAC being satisfied, in their discretion, that the Board of Directors of the Company has approved and recommended or will approve and recommend a merger between the Company and EMAC and (v) the redemption of the Notes having been rescinded. The Offer is also subject to other terms and conditions contained in the Offer to Purchase. (See Section 14 of the Offer to Purchase.) The Offer to Purchase is an exhibit to the Emeritus Schedule 14D-1 filed with the Commission on December 19, 1997 and is publicly available as set forth under "OTHER INFORMATION."


                              THE SPECIAL MEETING


               To the extent that shareholder approval is required prior to the consummation of a merger between ARV and Emeritus, Emeritus is soliciting agent designations to call a Special Meeting of shareholders of ARV for February 6, 1998 for the purpose of considering and voting upon an Agreement and Plan of Merger between Emeritus and ARV pursuant to which Emeritus will acquire all of the outstanding Common Stock of ARV for $17.50 per share in cash.

                Pursuant to Section 600(a) of the California General Corporation Law and Section 2.3 of the Bylaws of the Company, a special meeting of shareholders may be called at any time by "one or more shareholders holding shares that in the aggregate are entitled to cast no less than 10 percent of the votes at that meeting". As of the date of this Proxy Statement, Emeritus beneficially owns 1,077,200 Shares, or approximately 6.8% of the Outstanding Common Stock. Emeritus plans to call the Special Meeting as soon as agent designations have been received from the holders of at least 3.2% of the Outstanding Common Stock.


               As of the date hereof, no record date has been set for the Special Meeting. Pursuant to the ARV Restated Articles of Incorporation, the ARV Board may set a record date of not less than 10 and not more than 60 days prior to the date of the Special Meeting. Accordingly, the record date for the Special Meeting will be no later than January 27, 1998, which is a day prior to the Annual Meeting and, therefore, assuming Emeritus is successful in challenging the Redemption and issuance of the Redemption Shares in court, a day prior to the earliest date at which Prometheus will be permitted to convert the Notes into Common Stock in the ordinary course (assuming that the Notes were validly issued). Consequently, if Emeritus is successful in court, Prometheus will not be able to vote any shares issuable upon conversion of the Notes at the Special Meeting.


               Emeritus intends to distribute proxy materials and to solicit proxies from ARV shareholders to vote on a merger agreement at the Special Meeting in the near future. However, Emeritus also recognizes that, in light of the available time, it may be necessary to adjourn the Special Meeting until a later date. Accordingly, at this time Emeritus is soliciting your proxy to adjourn the Special Meeting from time to time as proposed by Emeritus.


                              CERTAIN LITIGATION

               Emeritus has commenced litigation against the Company and the ARV Board in Orange County Superior Court in the Sate of California. See "BACKGROUND".


                             ARV PROPOSALS 1 AND 2

         The following descriptions of ARV Proposals 1 and 2, and the effects thereof, are derived from the ARV Proxy Statement and are qualified in their entirety by the information set forth in the ARV Proxy Statement, as amended from time to time.

ARV PROPOSAL 1: REINCORPORATION OF ARV IN DELAWARE

General

               The ARV Board has unanimously approved a proposal to change ARV's state of incorporation from California to Delaware ("Reincorporation").

               The primary reason for the proposed change in domicile is to cause ARV to be governed by Delaware law, which over the years has undertaken to maintain a modern and flexible corporation law which frequently is revised to meet changing business conditions. As a result, Delaware has become a preferred domicile for many major United States corporations. Because of Delaware's significance as the state of incorporation of major corporations, the Delaware judiciary has become particularly familiar with matters of corporation law, and Delaware has a well-developed body of court decisions interpreting its law. As a consequence, Delaware law is comparatively well-known and understood.

               A number of changes will be effected as a result of the Reincorporation. Such changes are described below under the heading "Comparison of Rights of Shareholders of ARV and Stockholders of the Delaware Company."

               The ARV Board estimates the aggregate costs to ARV of Reincorporation to be approximately $175,000.

               In the event this proposal is not adopted, ARV will continue to operate as a California corporation.

Merger of ARV Assisted Living, Inc. into Newly Formed Delaware Subsidiary

               The proposed Reincorporation would be accomplished by merging ARV into a newly formed Delaware subsidiary, which is currently named ARV Delaware, Inc. (the "Delaware Company"), pursuant to an Agreement and Plan of Merger (the "Delaware Merger Agreement"), substantially in the form which is attached as Appendix A to the ARV Proxy Statement. The Delaware Company was incorporated in Delaware in November, 1997 specifically for purposes of the Reincorporation and has conducted no business and has no material assets or liabilities. After completion of the merger, the Delaware Company will change its name to ARV Assisted Living, Inc. The Delaware Company's principal executive offices are located at 245 Fischer Avenue, D-1, Costa Mesa, California 92626, telephone (714) 751-7400. The Reincorporation would not result in any change in ARV's business, assets or liabilities and would not result in any relocation of management or other employees.

Certain Consequences of the Merger

               Effective Time. The merger will take effect on the later of the times (the "Effective Time") at which a Certificate of Ownership and Merger is filed with the Secretary of State of Delaware and Articles of Merger are filed with the California Department of Corporations, which filings are anticipated to be made as soon as practicable after the Reincorporation proposal is approved by the shareholders or ARV. At the Effective Time, the separate corporate existence of ARV will cease and shareholders of ARV will become stockholders of the Delaware Company.

               Management After the Merger. Immediately after the merger of ARV into the Delaware Company (the "Delaware Merger"), the Board of Directors of the Delaware Company (the "Delaware Board") will be composed of the then current members of the ARV Board.


               Shareholder Rights. Certain differences in stockholder rights exist under California General Corporation Law (the "CCL") and Delaware General Corporation Law (the "DGCL") and the organization documents of ARV and the Delaware Company. See "Comparison of Rights of Shareholders of ARV and Stockholders of the Delaware Company" for a discussion of the effects of these and other differences between the rights of stockholders under the CCL and the DGCL.

               Conversion of Common Stock. As a result of the Reincorporation, each outstanding share of Common Stock will automatically be converted into one share of common stock of the Delaware Company (the "Delaware Common Stock"). Other than changes due to the differences between California and Delaware law and certain differences between the ARV Restated Articles of Incorporation (the "ARV Articles) and Bylaws (the "ARV Bylaws") and the Delaware Company's Certificate of Incorporation (the "Delaware Certificate") and Bylaws (the "Delaware Bylaws"), there will be no material changes in the rights and obligations of holders of the Common Stock as a result of the Reincorporation. The Delaware Common Stock will be listed on the American Stock Exchange under the same symbol ("SRS") as ARV's Common Stock.

               Number of Shares of Common Stock Outstanding. The number of outstanding shares of Delaware Common Stock immediately following the Reincorporation will equal the number of shares of ARV Common Stock outstanding immediately prior to the Effective Time.

               Employee Plans. ARV's employee benefit plans (the "Plans"), including ARV's 1995 Stock Option and Incentive Plan, will each be continued by the Delaware Company following the Reincorporation. Approval of the proposed Reincorporation will constitute approval of the adoption and assumption of the Plans by the Delaware Company.

               Outstanding Options. In addition to the assumption by the Delaware Company of all options outstanding under the Plans, any and all other outstanding options and other rights to acquire shares of Common Stock will be converted into options or rights to acquire shares of Delaware Common Stock.

               Federal Income Tax Consequences. The Reincorporation is intended to be tax-free under the Internal Revenue Code. Accordingly, no gain or loss will be recognized by the holders of shares of ARV Common Stock as a result of the Reincorporation, and no gain or loss will be recognized by ARV or the Delaware Company. Each former holder of shares of ARV Common Stock will have the same tax basis in the Delaware Common Stock received by such holder pursuant to the Reincorporation as such holder has in the shares of ARV Common Stock held by such holder at the Effective Time. Each stockholder's holding period with respect to the Delaware Common Stock will include the period during which such holder held the shares of Common Stock, so long as the latter were held by such holder as a capital asset at the Effective Time. ARV has not obtained, and does not intend to obtain, a ruling from the Internal Revenue Service with respect to the tax consequences of the Reincorporation.

               ARV believes no gain or loss should be recognized by the holders of outstanding options to purchase shares of Common Stock, so long as
(i) such options (a) were originally issued in connection with the performance of services by the optionee and (b) lacked a readily ascertainable value (for example, were not actively traded on an established market) when originally granted and (ii) the options to purchase the Delaware Common Stock into which ARV's outstanding options will be converted in the Reincorporation also lack a readily ascertainable value when issued. Notwithstanding the foregoing, optionees should consult their own tax advisors regarding the federal income tax consequences to them of the Reincorporation as well as any consequences under the laws of any other jurisdiction.

               The foregoing is only a summary of certain federal income tax consequences. Shareholders should consult their own tax advisers regarding the federal tax consequences of the Reincorporation as well as any consequences under the laws of any other jurisdiction.

Accounting Treatment of the Delaware Merger

               Upon consummation of the Delaware Merger, all assets and liabilities of ARV will be transferred to the Delaware Company at book value because the Reincorporation will be accounted for as a pooling of interests.

Appraisal Rights

               California law provides that shareholders of a corporation involved in a reorganization are not entitled to dissenters' rights if the corporation, or its shareholders immediately before the reorganization, or both, own (immediately after the reorganization) certain equity securities possessing more than five-sixths of the voting power of the surviving or acquiring corporation or a parent party. Consequently, because Reincorporation is a reorganization in which the shareholders of ARV will own, immediately after the reorganization, equity securities possessing more than five-sixths of the voting power of the Delaware Company, appraisal rights are not available to shareholders of ARV with respect to the Reincorporation.

Approval Required for Reincorporation

               Under California law, the affirmative vote of a majority of the outstanding shares of each class of ARV's capital stock entitled to vote on the proposal is required for approval of the Reincorporation. The Common Stock is the only class of ARV's capital stock of which shares are outstanding and entitled to vote on the proposal to approve the Reincorporation. Abstentions and broker non-votes will have the effect of votes against the proposal to approve the Reincorporation. The Reincorporation may be abandoned or the Delaware Merger Agreement may be amended (with certain exceptions), either before or after stockholder approval has been obtained, if in the opinion of the ARV Board, circumstances arise that make such action advisable.

Comparison of Rights of Shareholders of ARV and Stockholders of the Delaware Company


               General. Upon consummation of the Delaware Merger, the shareholders of ARV will become stockholders of the Delaware Company, and their rights as stockholders will be governed by the Delaware Certificate, the Delaware Bylaws and the DGCL. The Delaware Certificate and Delaware Bylaws do not differ in material respects from the ARV Articles and ARV Bylaws.
However, the rights of Delaware Company stockholders will be governed by the DGCL, while the rights of ARV shareholders are governed by the CCL. The DGCL and the CCL differ in many respects, and consequently it is not practical to summarize all of such differences. It should be noted that certain aspects of the DGCL have been publicly criticized because they do not afford minority shareholders the same substantive rights and protections as are available under the CCL.

               The following is a summary of significant differences between the ARV Articles, ARV Bylaws and applicable provisions of the CCL, on the one hand, and the Delaware Certificate, Delaware Bylaws and applicable provisions of the DGCL, on the other. This discussion is not intended to be complete and is qualified in its entirety by reference to the Delaware Certificate and Delaware Bylaws, attached as Appendices B and C to the ARV Proxy Statement. Copies of the ARV Articles and ARV Bylaws are available for inspection at the principal executive offices of ARV and copies will be sent to holders of shares Common Stock upon request.

               Directors; Classified Board; Cumulative Voting. Under the ARV Articles, the ARV Board consists of a minimum of five and a maximum of nine directors divided into two classes (so long as there are seven or eight directors), in which each directors is elected for a two-year term, or three classes (so long as there are nine directors), in which each director is elected for a three-year term. The Delaware Certificate provides that the Delaware Board shall consist of a minimum of five and a maximum of ten directors divided into three classes, in which each director is elected for a three-year term. The DGCL permits, but does not require, the adoption of a classified board of directors with staggered terms, with each class having a term of office longer than one year but not longer than three years. Under the CCL, corporations whose outstanding shares are listed on the New York Stock Exchange or the American Stock Exchange, and certain corporations whose outstanding shares are authorized for quotation on the Nasdaq, are permitted to have a classified board.

               Cumulative voting, which enhances the ability of minority stockholders to elect directors, is not available under the DGCL unless otherwise provided in a corporation's certificate of incorporation. Under cumulative voting, each stockholder is entitled to the number of votes equal to the number of shares owned by the stockholder multiplied by the number of directors to be elected. All such votes may be cast for a single nominee or distributed among several nominees. In the absence of cumulative voting, the holders of a majority of the shares present or represented at a meeting to elect directors may elect all directors, and no director could be elected without the support of a majority of the stockholders. The Delaware Certificate does not provide for cumulative voting. Under the CCL, corporations whose outstanding shares are listed on the New York Stock Exchange or the American Stock Exchange and certain corporations whose outstanding shares are authorized for quotation on the Nasdaq National Market are permitted to eliminate cumulative voting. The ARV Articles provide for the elimination of cumulative voting.

               Removal of Directors; Filling Vacancies on the Board of Directors. Under the DGCL, directors generally may be removed, with or without cause, by the holders of a majority of voting shares. Under the CCL, a director may be removed for cause by the directors or a court, upon suit by holders of at least 10% of the outstanding shares. A director also may be removed without cause, under the CCL, by the holders of a majority of voting shares, unless the number of shares voting against removal would be sufficient to elect such director if voted cumulatively.

               Under the Delaware Bylaws, any vacancies on the Delaware Board may be filled by a majority of the directors then in office whether or not less than a quorum, or by a sole remaining director. In addition, the Delaware Bylaws provide that a director elected to fill a vacancy on the Delaware Board will serve for the unexpired portion of the term of the director whose place has been filled. Under the DGCL, however, if at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the entire Delaware Board (as constituted immediately prior to any increase in their number), the Delaware Chancery Court may, under certain circumstances, order an election to be held to fill any such vacancies or newly created directorships or to replace the directors chosen by the directors then in office.


               Under the CCL, a vacancy created by removal of a director may be filled by the board of directors only if so authorized by a corporation's articles of incorporation or by a bylaw approved by the corporation's shareholders. Under the ARV Bylaws, vacancies on the ARV Board, including those arising from the removal of a director, may be filled by a majority of directors then in office, or, if the number of directors then in office is less than a quorum, by (i) the unanimous written consent of the directors then in office, (ii) the affirmative vote of a majority of directors then in office at a meeting held pursuant to notice or waiver of notice complying with California General Corporations Code Section 307 or (iii) a sole remaining director. The CCL provides that if, after the filling of any vacancy by the directors, the directors then in office who have been elected by the shareholders shall constitute less than a majority of the directors then in office, (i) any holder or holders of 5% or more of the outstanding voting shares may call a special meeting of the shareholders or (ii) the California Superior Court of the proper county shall, upon application of such shareholder or shareholders, summarily order a special meeting of shareholders, to be held to elect the entire board of directors.

               Stockholder Action by Written Consent; Special Meetings; Stockholder Proposals. Unless otherwise provided in the certificate of incorporation, stockholders of a Delaware corporation may take action without a meeting, without prior notice and without a vote, upon the written consent of stockholders having not less than the minimum number of votes that would be necessary to authorize the proposed action at a meeting at which all shares entitled to vote were present and voted. The Delaware Certificate does not permit stockholder action without a meeting by written consent. The Delaware Bylaws provide that special meetings of stockholders may be called by the President, or by the President or the Secretary at the request in writing of a majority of the Delaware Board, or at the request in writing of the stockholders owning a majority of the outstanding voting shares.

               The ARV Articles also do not permit shareholder action by written consent. The ARV Bylaws provide that special meetings of the shareholders may be called by the ARV Board, the Chairman of the ARV Board, the President or by one or more shareholders holding shares entitled to cast not less than 10% of the votes at the meeting.

               Under the ARV Articles, a shareholder must notify the Secretary of ARV at least 45 days in advance of ARV's annual meeting of shareholders in order to (i) bring a proposal before the annual meeting or (ii) nominate a director for election at the annual meeting. Under the Delaware Certificate, the notice requirement for a stockholder bringing a proposal before the annual meeting -or nominating a director for election of the annual meeting is 180 days.


               Limitation on Directors' Liability. The Delaware Certificate contains certain provisions limiting the personal liability of directors. The ARV Articles also contain certain provisions limiting the personal liability of directors, although in general, the DGCL permits a corporation to indemnify its directors and officers under a broader range of circumstances than does the CCL.


               Authorized Capital Stock. The ARV Articles authorize the issuance of up to 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, of which, as of November 14, 1997, 11,584,272 shares of Common Stock were issued, and 8,133,380 shares of Common Stock were reserved for issuance upon exercise of outstanding options and warrants and the conversion of outstanding convertible securities. The Delaware Certificate also authorizes the issuance of up to 100,000,000 shares of Delaware Common Stock and 10,000,000 shares of preferred stock ("Delaware Preferred Stock"). Authorized but unissued shares of Delaware Common Stock and Delaware Preferred Stock are available for issuance at the discretion of the Delaware Board without stockholder approval. Such shares could be issued in the future by the Delaware Board in ways that would make more difficult a change in control of the Delaware Company, such as through a private sale, diluting the stock ownership of the person seeking to gain control of the Delaware Company. Any such action could have the effect of deterring an offer for outstanding Delaware Common Stock which might otherwise enable the holders thereof to earn a premium over the then current market price of such securities.


               Dissenters' Rights. Under the CCL and DGCL, a dissenting shareholder of a corporation participating in certain transactions may, under varying circumstances, receive cash in the amount of the fair market value of his shares (as determined by agreement of the parties or by a court), in lieu of the consideration he or she would otherwise receive in any such transaction. The DGCL generally requires such dissenters' rights of appraisal with respect to mergers and consolidations, but not a sale of assets, unless the corporation's certificate of incorporation provides otherwise. The DGCL contains certain exclusions from dissenters' rights requirements, including a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or held by more than 2,000 stockholders, if the stockholders receive shares of the surviving corporation or of such a listed or widely-held corporation. In contrast, the CCL generally affords dissenters' rights in a share-for-share exchange reorganization, a sale-of-assets reorganization or a merger. The exclusions from dissenters' rights in mergers under the CCL are somewhat different from those under the DGCL. For example, in the case of a corporation whose shares are listed on a national securities exchange, dissenters' rights would nevertheless be available in certain transactions for any shares with respect to which there are certain restrictions on transfer, and for any class with respect to which there are certain restrictions on transfer and for any class with respect to which the holders of 5% or more of such class claim dissenters' rights. Also, under the CCL, shareholders of a corporation involved in a reorganization are not entitled to dissenters' rights if the corporation, or its shareholders immediately before the reorganization, or both, own (immediately after the reorganization) certain equity securities possessing more than five-sixths of the voting power of the surviving or acquiring corporation or a parent party.

               Loans to Directors, Officers and Employees. Under the DGCL, a corporation may make loans or guarantee the obligations of its officers or other employees and those of its subsidiaries when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. Under the CCL, shareholders of a corporation with at least 100 shareholders may approve a bylaw providing that a disinterested majority of the Board may approve loans and guarantees to officers without shareholder approval if the Board determines that such loans may reasonably be expected to benefit the corporation. There is no such bylaw in ARV Bylaws.

               Dividends and Repurchases of Shares; Par Value, Capital and Surplus. The CCL dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and the like, while such concepts are retained under the DGCL. A Delaware corporation may make repurchases or redemptions that do not impair capital, and may pay dividends out of any surplus account (generally the stockholders' equity of the corporation less the par value of the capital stock outstanding) or, if there exists no surplus, out of net profits of the current and preceding fiscal year (after provision for outstanding preferred stock). To determine the surplus, assets and liabilities may be revalued at their current fair market value, which may create greater surplus from which to pay dividends than would the book valuation of assets and liabilities.


               With certain limited exceptions, distributions to shareholders of a California corporation (including redemptions, repurchases and dividends, other than stock dividends) are generally limited either to the amount of the corporation's retained earnings or to an amount which would leave the corporation with (i) tangible assets of at least one and one quarter times its liabilities other than certain deferred liabilities) and (ii) current assets at least equal to its current liabilities. In addition, the CCL provides that a corporation may not make any distribution that would render the corporation unable to meet its liabilities, nor may such a distribution be made if, as a result, the excess of the corporation's assets over its liabilities would be less than the liquidation preference of all shares having a preference on liquidation over the class or series to which the distribution is made. The CCL does not permit the revaluation of assets from book value to their current fair market value.

Vote Required; Emeritus Recommendation

               The affirmative vote of a majority of the outstanding shares of each class of ARV's capital stock entitled to vote at the Annual Meeting is required to approve the Reincorporation proposal. Abstentions and broker nonvotes will have the effect of votes against the Reincorporation proposal. The persons named as proxies in the accompanying form of proxy intend to vote in favor of Reincorporation. A vote FOR the Reincorporation proposal will constitute approval of (i) the change in ARV's state of incorporation through a merger of ARV into the Delaware Company, (ii) the Delaware Certificate,
(iii) the Delaware Bylaws and (iv) all other aspects of the Reincorporation proposal.

               EMERITUS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSAL TO REINCORPORATE ARV IN THE STATE OF DELAWARE.

                 ARV PROPOSAL 2: AMENDMENT OF ARV'S ARTICLES OF INCORPORATION

General

               The ARV Board proposes to amend the ARV Articles to increase the maximum number of authorized directors from nine to ten, and to provide that the ARV Board will be divided into (i) two classes if there are six, seven or eight directors or (ii) three classes if there are nine or ten directors.

               The ARV Articles currently provide that the number of directors of ARV must be a minimum of five and a maximum of nine and that the ARV Board shall be divided into (i) two classes if there are seven or eight directors and (ii) three classes if there are nine directors. The authorized number of directors is currently set at nine.

Vote Required; Emeritus Recommendation

               The affirmative vote of a majority of the outstanding shares of each class of ARV's capital stock entitled to vote at the Annual Meeting is required to approve this Proposal 2. Abstentions and broker non-votes will have the effect of votes against Proposal 2.

               EMERITUS RECOMMENDS THAT SHAREHOLDERS ABSTAIN FROM VOTING ON PROPOSAL 2.

               The foregoing discussion of the amendment to the ARV Articles constitutes a summary of the proposed amendment to the ARV Articles. This summary is qualified by reference to the complete text of the amendment, which is set forth in the form of the Amendment to Restated Articles of Incorporation, a copy of which is attached as Appendix D to the ARV Proxy Statement.

                                  GENERAL

               According to the ARV Proxy Statement, the Annual Meeting is to be held at 9:00 a.m. local time, at The Doubletree Hotel, 3050 Bristol Street, Costa Mesa, California 92626.

Voting Your Proxy

               Emeritus is soliciting proxies for the Annual Meeting FOR the Emeritus Nominees and FOR Proposal 1 and to ABSTAIN from voting on Proposal 2. If no specification is made, the BLUE proxy will be voted (i) FOR the Emeritus Nominees, (ii) FOR Proposal 1 to approve the Reincorporation and (iii) to ABSTAIN on Proposal 2. Emeritus is also soliciting agent designations to call a Special Meeting for February 6, 1997 and proxies to adjourn the Special Meeting. If no specification is made, the GOLD proxy will be (i) used to call FOR a Special Meeting and (ii) voted FOR the adjournment of the Special Meeting.

               The Company's Restated Articles of Incorporation provide that the ARV Board will consist of a minimum of five and a maximum of nine directors, and that at such time as the Company becomes a listed corporation within the meaning of Section 301.5 of the California General Corporations Code, the directors will be divided into classes. According to the ARV Proxy Statement the Company became a "listed corporation" in May 1997. However, if for any reason the Company is not a "listed corporation," it would not have a classified board and cumulative voting would apply. Under cumulative voting with respect to the election of directors, each shareholder is entitled to cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected. A shareholder may distribute such votes in any fashion among one or more nominees (up to the number of directors to be elected at the meeting). The nominees receiving the highest number of votes are elected, up to the number of directors to be elected. Under Section 708 of the California General Corporations Code, a shareholder may not cumulate votes unless the shareholder has given notice, at the meeting and prior to the voting, of the shareholder's intention to cumulate votes. However, if any one shareholder has given such notice, all shareholders may cumulate their votes. The attached Annual Meeting Proxy confers on the proxy holder the authority to request cumulative voting and allocate any or all votes at its discretion as it deems necessary.

               Shareholders are urged to mark, sign and date the enclosed BLUE Annual Meeting proxy card and return it to Emeritus, c/o Corporate Election Services, 400 Fairway Drive, Suite 110, Moon Township, PA 15108, in the enclosed envelope in time to be voted at the Annual Meeting. Execution of the BLUE Annual Meeting proxy card will not affect your right to attend the Annual Meeting and to vote in person. Any proxy may be revoked at any time prior to its exercise by (i) prior to the Annual Meeting delivering a written notice of revocation bearing a later date, (ii) delivering a later dated proxy at the particular meeting or (iii) attending the Annual Meeting and voting in person. Only your latest dated proxy for the Annual Meeting will count. Proxies for the January 28, 1998 Annual Meeting will not revoke proxies for the February 6, 1998 Special Meeting, nor will proxies for the February 6, 1998 Special Meeting revoke proxies for the January 28, 1998 Annual Meeting. The revocation may be delivered to either (i) Emeritus, c/o Corporate Election Services, 400 Fairway Drive, Suite 110, Moon Township, PA 15108, or (ii) the Company, 245 Fischer Avenue, Suite D-1, Costa Mesa, California, 92626.
Emeritus requests that if a revocation is delivered to the Company, a photocopy of the revocation also be delivered to Emeritus, at the address set forth above, so that Emeritus will be aware of such revocation.

               Only holders of record of Common Stock as of the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding Common Stock constitutes the only class of securities of the Company entitled to vote at the Annual Meeting, and each share of Common Stock entitles the holder thereof to one vote. At the close of business on December 8, 1997, there were 15,846,498 shares of Common Stock issued and outstanding, including (a) the 1,921,012 Initial Shares issued to Prometheus under the Original Prometheus Transaction and (b) the 4,262,226 Redemption Shares, both of which issuances are being challenged by Emeritus in court. If Emeritus is successful in court, there will be approximately 9.7 million shares of Common Stock issued and outstanding. Shareholders' votes will be tabulated by the persons appointed by the chairman of the Annual Meeting to act as inspectors of election for the Annual Meeting. If inspectors are appointed at the Annual Meeting on the request of a shareholder, the holders of a majority of shares or their proxies present at the meeting shall determine whether one or three inspectors are to be appointed.

               Shareholders are also urged to mark, sign and date the enclosed GOLD Special Meeting proxy card and return it to Emeritus, c/o Corporate Election Services, 400 Fairway Road, Suite 110, Moon Township, PA 15108, in the enclosed envelope in time to be voted at the Special Meeting. Execution of the GOLD Special Meeting proxy card will not affect your right to attend the Special Meeting and to vote in person. Any proxy may be revoked at any time prior to its exercise by (i) prior to the Special Meeting delivering a written notice of revocation bearing a later date, (ii) delivering a later
dated proxy at the particular meeting or (iii) attending the Special   Meeting
and voting in person. Only your latest dated proxy for the Special Meeting will count. The revocation may be delivered to either (i) Emeritus, c/o Corporate Election Services, 400 Fairway Road, Suite 100, Moon Township, PA 15108, or (ii) the Company, 245 Fischer Avenue, Suite D-1, Costa Mesa, California, 92626. Emeritus requests that if a revocation is delivered to the Company, a photocopy of the revocation also be delivered to Emeritus, at the address set forth above, so that Emeritus will be aware of such revocation.

               Only holders of record of Common Stock as of the close of business on the record date for the Special Meeting are entitled to receive notice of, and to vote at, the Special Meeting. As of the date hereof, the record date for the Special Meeting has not been set. The outstanding Common Stock constitutes the only class of securities of the Company entitled to vote at the Special Meeting and each share of Common Stock entitles the holder thereof to one vote.

               If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution on a record date, only it can vote such shares of Common Stock and only upon receipt of your specific instructions. Please mark, sign, date and mail the enclosed BLUE proxy card and GOLD proxy card in the envelope provided by your broker or bank. In addition, you are requested to contact the person responsible for your account and instruct that person to execute on your behalf the BLUE Annual Meeting proxy card and GOLD Special Meeting proxy card.

Vote Required

               ARV's proposal to reincorporate the Company in Delaware (Proposal 1) requires the approval of a majority of the outstanding shares entitled to vote at the Annual Meeting. ARV's proposal to amend the Restated Articles of Incorporation to, among other things, increase the authorized number of board members from nine to ten (Proposal 2) requires the approval of a majority of the outstanding shares entitled to vote at the Annual Meeting. Emeritus will vote in favor of Proposal 1 and will abstain from voting on Proposal 2. The election of directors of the Company will be decided by a plurality of the shares of Common Stock present and entitled to vote. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of directors. Each of the Proposals will be voted upon separately.

               Adjournment of the Special Meeting will be decided by a majority of the shares of Common Stock present in person or by proxy and entitled to vote whether or not a quorum is present.

                               ENGAGEMENT OF ADVISORS

               Deutsche Morgan Grenfell Inc. ("DMG") is acting as the Dealer Manager for the Offer and as Emeritus' financial advisor in connection with Emeritus' proposed acquisition of the Company. For its services, Emeritus has agreed to pay DMG a retainer fee of $250,000 upon the announcement of an offer for ARV, an additional fee of $500,000 upon the delivery by DMG of an opinion to the Board of Directors of Emeritus with respect to the fairness from a financial point of view to Emeritus of the consideration paid in an acquisition of ARV by Emeritus or in a merger or other business combination of ARV and Emeritus (the "Opinion Fee"), and a transaction fee of $1,500,000 (against which any Opinion Fee will be credited) upon the closing of an acquisition of ARV by Emeritus or of a merger or other business combination of ARV and Emeritus. Emeritus also has agreed to reimburse DMG for all out-of-pocket expenses incurred by DMG in connection with its engagement, including fees and disbursements of its counsel. Emeritus also has agreed to indemnify DMG and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of DMG's engagement as financial advisor and Dealer Manager. Emeritus has retained D.F. King & Co., Inc. to act as the Information Agent and The Bank of New York to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interviews, mail, telephone, facsimile, telegraph and other electronic means and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations with respect to the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the federal securities laws.

                            SOLICITATION OF PROXIES

               Emeritus has retained D.F. King & Co., Inc. (the "Agent") for solicitation and advisory services in connection with the solicitation, for which the Agent is to receive a fee not in excess of $150,000, together with reimbursement for its reasonable out-of-pocket expenses. Emeritus has also agreed to indemnify the Agent against certain liabilities and expenses, including liabilities and expenses under the federal securities laws. The Agent will solicit proxies for the Annual Meeting and the Special Meeting from individuals, brokers, banks, bank nominees and other institutional holders.
It is anticipated that the Agent will employ approximately 40 persons to solicit shareholders for the Annual Meeting and the Special Meeting.

               Proxies may be solicited by mail, advertisement, telephone, telegram or telecopier or in person. Solicitations may be made by directors, officers and employees of Emeritus, none of whom will receive additional compensation for such solicitations. Emeritus has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all their solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. Emeritus will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

               Certain information about directors and officers of Emeritus, EMAC Corp. and their advisors who may also assist in soliciting proxies is set forth in the attached Schedule I.

               The entire expense of soliciting proxies for the Annual Meeting and the Special Meeting is being borne by Emeritus. Emeritus may seek reimbursement for such expenses from ARV, but does not expect that the question of such reimbursement will be submitted to a vote of shareholders. Costs incidental to this solicitation of proxies include expenditures for printing, postage, legal, accounting, public relations, advertising and related expenses and are expected to be approximately $225,000; costs incurred to the date of this Proxy Statement are approximately $110,000.

               If the Emeritus Nominees are elected, Emeritus may seek to cause the Emeritus Nominees to have Emeritus reimbursed by ARV for all expenses paid or incurred, or for which Emeritus or any of its affiliates may otherwise be liable, in connection with this proxy solicitation and the proposed acquisition of ARV.

               If Emeritus should withdraw, or materially change the terms of, this solicitation of proxies prior to the Annual Meeting or the Special Meeting, or such solicitation is terminated pursuant to a settlement with the Company, Emeritus will supplement this Proxy Statement or otherwise publicly disseminate information regarding such withdrawal, change or settlement.

                               OTHER INFORMATION

               The information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Emeritus does not have any knowledge that any such information is untrue, Emeritus does not take any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

               Certain information regarding shares of Common Stock held by ARV's directors, nominees, management and other 5% shareholders is set forth in Schedule II.

               Emeritus and ARV are each subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Emeritus and/or ARV may be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the New York regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at the Chicago regional office of the Commission, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such information may also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a web site on the Internet that can be accessed at http://www.sec.gov and that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

               Schedule III sets forth all purchases of Common Stock by Emeritus during the past two years. Other than as set forth herein (including in the Schedules hereto), none of Emeritus, EMAC any of their directors or officers or the Emeritus Nominees, or any of their associates, owns any securities of the Company, beneficially or of record, has purchased or sold any of such securities within the past two years or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities.

               Please indicate your vote FOR the Emeritus Nominees, FOR Proposal 1 and to ABSTAIN from voting on Proposal 2 by completing, signing and dating the enclosed BLUE Annual Meeting proxy card and returning it promptly to Emeritus, c/o Corporate Election Services, 400 Fairway Road, Suite 110, Moon Township, PA 15108.

         Please indicate your (i) willingness to call FOR a Special Meeting and (ii) vote FOR the adjournment of the Special Meeting whenever requested by Emeritus by completing, signing and dating the enclosed GOLD Special Meeting proxy card and returning it promptly to Emeritus, c/o Corporate Election Services, 400 Fairway Road, Suite 100, Moon Township, PA 15108.


                              EMERITUS CORPORATION


December 22, 1997

                                  SCHEDULE I

        INFORMATION CONCERNING (I) DIRECTORS AND EXECUTIVE OFFICERS OF
      EMERITUS AND EMAC CORP., (II) THE EMERITUS NOMINEES AND (III) THEIR
         ADVISORS THAT MAY PARTICIPATE IN THE SOLICITATION OF PROXIES

               The name, business address and present principal occupation or employment of each of the directors and executive officers of Emeritus, EMAC Corp. and their advisors who may participate in the solicitation of proxies are set forth below. Unless otherwise indicated, the principal business address of each director or executive officer of Emeritus and EMAC Corp. is 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121. Directors are identified by an asterisk.


                 DIRECTORS AND EXECUTIVE OFFICERS OF EMERITUS

                                       Position with Emeritus; Principal
Name and Business Address              Occupation or Employment


Daniel R. Baty*                        Mr. Baty has served as its Chief
                                       Executive Officer and as a director
                                       since 1993 and became Chairman of the
                                       Board in April 1995.

Raymond R. Brandstrom*                 Mr. Brandstrom has served as its
                                       President and Chief Operating Officer
                                       and as a director since 1993.

Motoharn Iue*                          Director of Emeritus since April 1995.
Sanyo North America Corporation        Mr. Iue has served as Chairman of the
2055 Sanyo Avenue                      Board of Sanyo North America Corporation
San Diego, CA  92173                   and President of Three Oceans Inc. since
                                       October 1996.


Tom A. Alberg*                         Director of Emeritus since November
Madrona Investment Group LLC           1995. Since January 1996, Mr. Alberg has
1000 Second Avenue, Suite 3700         been principal of Madrona Investment
Seattle, WA  98104                     Group, LLC, a private merchant banking
                                       firm.

Patrick Carter*                        Director of Emeritus since November
Westminster Health Care Holdings,      1995. Since 1985, Mr. Carter has been
 PLC                                   Chief Executive Officer and Managing
48 Leicester Square                    Director of Westminster Health Care
London, UK  WC 2H 7WH                  Holdings, PLC, a publicly held operator
                                       of skilled-nursing facilities in the
                                       United Kingdom.

William E. Colson*                     Director of Emeritus since 1995. Mr.
Holiday Retirement Corp.               Colson is a founder of Holiday
2250 McGilchrist Street, Suite 200     Retirement Corp. and, since 1987, has
Salem, OR  97302                       been its President and Chief Operating
                                       Officer.

David T. Hamamoto*                     Director of Emeritus since 1997. Mr.
Northstar Capital Partners, LLC        Hamamoto is the founder of Northstar
527 Madison Avenue, 17th Floor         Capital Partners LLC, an opportunistic
New York, NY  10022                    real estate fund.

Kelly J. Price                         Vice President, Chief Financial Officer
                                       and Secretary. Mr. Price beneficially
                                       owns 200 shares of Common Stock of ARV.
                                       The shares were purchased in open market
                                       transactions on February 4, 1997.

Gary D. Witte                          Vice President, Operations.

Frank A. Ruffo                         Vice President.

Michelle A. Bickford                   Vice President of New Business
                                       Development.

Sarah J. Curtis                        Vice President of Sales and Marketing.

James S. Keller                        Director of Accounting and Controller.



                   DIRECTORS AND OFFICERS OF EMAC CORP.


                              Position with EMAC; Principal Occupation or
Name                          Employment


Raymond R.  Brandstrom*       President and Chief Executive Officer, Mr.
                              Brandstrom is President and Chief Operating
                              Officer of Emeritus.

Kelly J. Price*               Vice President and Secretary, Mr. Price
                              is Emeritus' Vice President.

               Because of the nature of the proposals which are to be brought before the Annual Meeting, the rules of the Securities and Exchange Commission (the "SEC") require Emeritus to make available to ARV shareholders certain additional information with respect to "participants" (as such term is defined in Instruction 3 of Item 4 of Schedule 14A promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) in the Emeritus solicitation. Pursuant to the rules promulgated under the Exchange Act, the persons named below together with and including Emeritus, EMAC Corp. and the Emeritus Nominees named in this Proxy Statement may be deemed to be participants (each, a "Participant" and collectively, the "Participants") in the solicitation by Emeritus in favor of the Emeritus Nominees and in opposition to the ARV Proposals. Accordingly, set forth below is certain information which would be required to be provided to ARV shareholders pursuant to the rules promulgated under the Exchange Act if such persons were deemed to be participants.

               Other than as disclosed in this Proxy Statement (including the Schedules hereto), none of the Participants has purchased or sold or otherwise obtained or disposed of any securities of the Company within the past two years. Other than as disclosed in this Proxy Statement (including the Schedules hereto), none of the Participants or any of their associates (as such term is defined in Rule 14a-1 promulgated under the Exchange Act) owns any securities of the Company (or any parent or subsidiary of the Company) of record or beneficially. Furthermore, except as set forth on Schedule III, to the knowledge of Emeritus none of the Participants has borrowed or otherwise obtained funds for the purpose of acquiring or holding any securities of the Company purchased or sold or otherwise obtained or disposed of within the past two years.

               Other than as disclosed in this Proxy Statement (including the Schedules hereto), to the knowledge of Emeritus, none of Emeritus, EMAC Corp. or any of their directors, executive officers or employees named in this
Schedule I or any of the Emeritus Nominees named in this Proxy Statement has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

               Other than as disclosed in this Proxy Statement (including the Schedules hereto), to the knowledge of Emeritus, none of Emeritus, EMAC Corp. or any of their directors, executive officers or employees named in this
Schedule I or any of the Emeritus Nominees named in this Proxy Statement is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

               Other than as set forth in this Proxy Statement (including the Schedules hereto), to the knowledge of Emeritus, none of Emeritus, EMAC Corp. or any of their directors, executive officers or employees named in this
Schedule I or any of the Emeritus Nominees named in this Proxy Statement or any of their associates, has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company's last fiscal year or any currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000.

               Other than as set forth in this Proxy Statement (including the Schedules hereto), to the knowledge of Emeritus, none of Emeritus, EMAC Corp. or any of their directors, executive officers or employees named in this
Schedule I or any of the Emeritus Nominees named in this Proxy Statement or any of their associates, has any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

               Emeritus has retained Deutsche Morgan Grenfell Inc. ("DMG") to act as its financial advisor in connection with the transactions described in this Proxy Statement. DMG is an investment banking firm that provides a full range of financial services for institutional and individual clients. DMG does not admit that it or any of its directors, officers or employees is a Participant in the solicitation by Emeritus or that Schedule 14A requires the disclosure by DMG in this Proxy Statement or this Schedule I of information required to be disclosed by Participants.

               In connection with DMG's role as financial advisor to Emeritus with respect to the transactions in this Proxy Statement, DMG and the following employees of DMG (the "DMG Individuals") will communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are shareholders of ARV:

Name                                        Position
----                                        ---------
Federico G.M. Mennella                      Managing Director

Philip Noblet                               Vice President

               Each DMG Individual is engaged in the investment banking business at Deutsche Morgan Grenfell Inc., 31 West 52nd Street, New York, New York 10019, and is employed by DMG in the capacity listed beside his or her name.

               In the normal course of its business, DMG and its associates (as defined in Rule 14a-1 promulgated under the Exchange Act) may from time to time buy and sell securities issued by ARV and its affiliates ("ARV Securities") for their own account and for the accounts of their customers, which transactions may result from time to time in DMG and its associates having a net "long" or net "short" position in ARV Securities or option contracts or other derivatives in or relating to ARV Securities.
Additionally, in the normal course of their business, DMG and its associates may finance their securities positions by bank and other borrowings and repurchase and securities borrowings transactions. To the knowledge of Emeritus, none of such borrowings were intended specifically for the purpose of purchasing any ARV Securities.

               To the knowledge of Emeritus, EMAC Corp. or any of their directors, executive officers or the employees of Emeritus named in this
Schedule I, except as disclosed elsewhere in this Proxy Statement (including the Schedules hereto), and except for customary arrangements with respect to ARV Securities held by DMG for the accounts of its customers, none of the DMG Individuals, DMG or any associate of such persons is or has been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any ARV Securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. To the knowledge of Emeritus, or any of its directors, executive officers or the employees of Emeritus named in this
Schedule I, except as disclosed elsewhere in this Proxy Statement (including the Schedules hereto), none of the DMG Individuals, DMG or any associate of such persons has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since the beginning of the Company's last fiscal year or any currently proposed transaction, or series of similar transactions, to which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000.


                                    SCHEDULE II

               SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT OF ARV

      The following table sets forth certain information regarding beneficial ownership of the Common Stock as of December 8, 1997 (based on a total of 15,846,498 outstanding shares of common stock, including (a) the 1,921,012 shares issued to Prometheus under the Original Prometheus Transaction and (b) the 4,262,226 shares issued to Prometheus upon redemption of $60 million of 6-3/4% Convertible Subordinated Notes due 2007, both of which issuances are being challenged by Emeritus in court), to the knowledge of Emeritus based upon a review of publicly available information, by (i) each of the Company's directors, (ii) each of the named executive officers and (iii) all executive officers and directors as a group.


                                                                  Percentage of
                                                      Shares         Shares
                                                   Beneficially   Beneficially
          Name of Beneficial Owner(1)                 Owned           Owned
------------------------------------------------   ------------   -------------
Robert P. Freeman(2)............................      6,183,238       39.0%
Morry N. Gunty(2)...............................      6,183,238       39.0%
Kenneth M. Jacobs(2)............................      6,183,238       39.0%
Gary L. Davidson(3).............................        969,826       6.1%
John A. Booty(4)(5).............................        699,246       4.4%
David P. Collins(4)(6)..........................        558,939       3.5%
Graham P. Espley-Jones(7).......................        274,964       1.7%
Sheila M. Muldoon(8)............................          3,500         *
Eric K. Davidson(9).............................         14,538         *
R. Bruce Andrews(10)............................          2,500         *
Maurice J. DeWald(10)...........................          3,500         *
James M. Peters(10).............................          2,500         *
John J. Rydzewski(10)(11).......................          7,500         *
All directors and executive officers as a group
      (13 persons)..............................      8,720,251       55.0%

--------------
* Less than 1%

(1) Except where otherwise noted, the address of the Company's directors and executive officers is c/o ARV Assisted Living, Inc., 245 Fischer Avenue, Costa Mesa, California 92626.

(2) Messrs. Freeman and Gunty are the President and a Vice President, respectively, of LFREI, the managing member of Prometheus. Mr. Jacobs is a Managing Director of Lazard Freres & Co., LLC, the managing member of LFREI. Each of Messrs. Freeman, Gunty and Jacobs have shared voting and investment power over the securities held by Prometheus and each may be deemed to beneficially own Prometheus' shares. Each of Messrs. Freeman, Gunty and Jacobs disclaims beneficial ownership of Prometheus' shares except to the extent of their pecuniary interest therein.

(3) Of the 970,126 shares beneficially owned by Mr. Gary Davidson, 593,029 are held of record by the Davidson Family Partnership, 343,102 shares are held by the Gary L. Davidson Funded Revocable Living Trust, and the remaining 33,695 shares are subject to options exercisable within 60 days of November 14, 1997. Excludes 9,423 shares beneficially owned by Mr. Gary Davidson held of record by the ESOP as of November 14, 1997.

(4) Excludes 402,257 shares owned of record by the Company's employee stock ownership plan (the "ESOP"), of which Messrs. Booty and Collins are trustees.

(5) Of the 699,246 shares beneficially owned by Mr. Booty, 107,773 are held of record by the Booty-Jones Family partnership (of which Mr. Booty is the managing partner and holds a pecuniary interest equal to 1% thereof), 418,028 shares are held by the Booty Family Trust (as to which Mr. Booty has shared voting and investment power), 750 shares are held in Mr. Booty's name alone, 69,500 shares are owned by the Karen A. Booty Charitable Remainder Trust of which Mr. Booty has sole voting and investment power, 69,500 shares are owned by the John A.
    Booty Charitable Remainder Unit Trust (of which Mr. Booty has sole voting and investment power), and the remaining 33,695 shares are subject to options exercisable within 60 days of November 14, 1997. Excludes 9,423 shares beneficially owned by Mr. Booty held of record by the ESOP as of November 14, 1997.

(6) Of the 558,939 shares beneficially owned by Mr. Collins, 98,678 are held of record by the D&V Collins Family Limited Partnership (as to which Mr. Collins has shared voting and investment power), 408,591 shares are held by the Collins Family Community Property Trust (as to which Mr. Collins has shared voting and investment power), 11,978 shares are held by the David P. Collins Annuity Trust, and the remaining 39,692 shares are subject to options exercisable within 60 days of November
    14, 1997. Excludes 8,531 shares beneficially owned by Mr. Collins held of record by the ESOP on November 14, 1997.

(7) Of the 274,964 shares beneficially owned by Mr. Espley-Jones, 22,412 shares are subject to options exercisable within 60 days of November 14, 1997. Excludes 5,372 shares beneficially owned by Mr. Espley-Jones held of record by the ESOP as of November 14, 1997.

(8) Of the 3,500 shares beneficially owned by Ms. Muldoon, 1,000 are held of record by Charles Schwab & Co. Inc. IRA Rollover and 2,500 shares are subject to options exercisable within 60 days of November 14, 1997.

(9) Of the 14,538 shares beneficially owned by Mr. Eric Davidson, 4,000 are held of record by Eric K. Davidson UTA Fidelity 401(k), 103 are held by Eric K. Davidson UTA Principal Financial 401(k) and 10,435 shares are subject to options exercisable within 60 days of November 14, 1997. Excludes 143 shares beneficially owned by Mr. Eric Davidson held of record by the ESOP on November 14, 1997.

(10) Messrs. Andrews, DeWald, Peters and Rydzewski, as non-employee directors, have options exercisable within 60 days of November 14, 1997 to purchase 5,000 shares.

(11) 5,000 of the shares beneficially owned by Mr. Rydzewski are held of record by Merrill Lynch Custodian FBO Benedetto, Gartland & Greene, Inc. SEP FBO John J. Rydzewski.


Security Ownership of Certain Beneficial Owners

   As of December 8, 1997 (based on a total of 15,846,498 outstanding shares of Common Stock, including (a) the 1,921,012 shares issued to Prometheus under the Original Prometheus Transaction and (b) the 4,262,226 shares issued to Prometheus upon redemption of $60 million of 6- 3/4% Convertible Subordinated Notes due 2007, both of which issuances are being challenged by Emeritus in court), to the knowledge of Emeritus based upon a review of publicly available information, the following persons are the beneficial owners of more than five percent of the Company's Common Stock:



            Name and Address of               Amount and Nature of       Percent
            Beneficial Owners                 Beneficial Ownership      of Class
-------------------------------------------   ------------------------  --------
Prometheus Assisted Living LLC
Thirty Rockefeller Plaza, 63rd Floor
New York, NY 10020 ............................. 6,183,238                39.0%

Emeritus Corporation
3131 Elliott Avenue
Suite 500
Seattle, WA 98121 .............................. 1,077,200                 6.8%

Morgan Stanley, Dean Witter, Discover & Co.(1)
1585 Broadway
New York, NY 10036 .............................   965,197                 6.1%

Ardsley Advisory Partners(2)
646 Steamboat Road
Greenwich, CT 06836 ............................   730,000                 4.6%

Wellington Management Company, LLP(3)
75 State Street
Boston, MA 02109 ...............................   641,356                 4.0%

Scudder, Stevens & Clark, Inc.(4)
345 Park Avenue
New York, NY 10154 .............................   592,900                 3.7%

-----------------------
(1) Morgan, Stanley, Dean Witter, Discover & Co. ("Morgan Stanley") a Delaware corporation and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 965,197 shares of the Common Stock of the Company. Accounts managed on a discretionary basis by wholly owned subsidiaries of Morgan Stanley, including Miller Anderson & Sherred LLP, a Delaware limited liability partnership and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, are known to have the right to receive or the power to direct the receipt of dividends from, or the process from, the sale of such securities. No such account holds more than 5% of the class.

(2) Ardsley Advisory Partners, a Connecticut general partnership ("Ardsley"), is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended. Philip J. Hempleman is the managing partner of Ardsley. The shares of the Company are held in discretionary accounts managed by Ardsley and Mr. Hempleman (including accounts of certain clients, including investment partnerships for which (i) Ardsley serves as the management company and (ii) a general partnership comprised of the partners that comprise Ardsley serves as general partner). As a result of their roles as investment advisor, Ardsley and Mr. Hempleman may be deemed to be the beneficial owners of the shares of the Company held in such discretionary accounts. Each client for whose account Ardsley had purchased shares of the company has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares purchased from his account.

(3) Wellington Management Company, LLP, a Massachusetts limited liability partnership ("Wellington"), an investment adviser registered under
    Section 203 of the Investment Advisers Act of 1940, may be deemed to beneficially own 641,356 shares of the Common Stock of the Company which are held of record by clients of Wellington. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. The shares of Common Stock were acquired by Wellington Trust Company, NA, a wholly owned subsidiary of Wellington and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934. Wellington has shared power to vote or direct the vote of 265,500 shares of the Common Stock of the Company, and shared power to dispose or to direct the disposition of 641,356 shares.

(4) Scudder, Stevens & Clark, Inc. a Delaware corporation, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has sole power to vote or to direct the vote of 259,400 shares of the Common Stock of the Company, shared power to vote or to direct the vote of 228,200 shares and sole power to dispose or to direct the disposition of 592,900 shares.
 .



                                 SCHEDULE III

                       ACQUISITIONS OF ARV COMMON STOCK
                     DURING THE PAST TWO YEARS BY EMERITUS

Purchase
Date                Shares Acquired(1)   Price Per Share(2, 3)
--------            ------------------   ---------------------
2/25/97                    5,000                  9.50
2/26/97                   23,000                  9.50
2/28/97                   17,500                  9.50
 3/4/97                    5,000                  9.50
 3/5/97                    5,000                  9.61
3/19/97                    5,500                  9.85
3/25/97                    2,000                  9.75
3/27/97                    1,000                  9.62
3/31/97                    2,500                  9.62
 4/1/97                    2,500                  9.62
 4/2/97                   10,000                  9.50
 4/9/97                    8,000                  9.37
4/10/97                   15,000                  9.37
4/10/97                    5,000                  9.50
4/16/97                   20,000                  9.30
4/22/97                    5,000                  9.30
4/23/97                    7,500                  9.19
4/24/97                   13,500                  9.03
 5/2/97                    3,000                  8.87
 5/6/97                    5,000                  8.92
 5/7/97                   10,000                  9.05
 5/9/97                    3,500                  8.92
5/13/97                    2,100                  8.97
5/15/97                    4,000                  9.05
5/15/97                    8,000                  9.30
5/20/97                    4,000                  9.05
5/21/97                   10,000                  9.19
5/23/97                   30,000                  8.91

-------------------
(1) Purchased in open market transactions executed on Nasdaq.
(2) All prices are exclusive of commissions.
(3) Approximately $9.1 million of the funds required by Emeritus to purchase the 1,077,200 shares directly owned by it was obtained through margin loans from Ragen MacKenzie Incorporated, Seattle, Washington.


Purchase
Date                Shares Acquired(1)    Price Per Share(2, 3)
--------            ------------------    ---------------------
 5/27/97                   8,500                  8.94
 5/28/97                   7,000                  8.94
 5/29/97                   7,000                  8.94
 5/30/97                  23,000                  8.02
  6/4/97                  44,500                  9.99
  6/5/97                  32,000                 10.11
  6/6/97                   8,500                 10.19
  6/9/97                   2,000                 10.19
 6/10/97                  17,000                 10.44
 6/11/97                  30,000                 10.72
 6/13/97                   2,000                 11.06
 6/13/97                  15,000                 11.06
 6/16/97                  20,900                 11.06
 7/31/97                  15,000                 11.67
  8/1/97                   5,000                 11.61
  8/1/97                  10,000                 11.55
  8/5/97                   2,000                 11.50
  8/5/97                   8,000                 11.55
  8/6/97                  10,000                 11.50
  8/6/97                  50,000                 11.50
 9/11/97                  20,000                 11.05
 10/2/97                  25,000                 13.22
 10/2/97                  42,700                 13.25
 10/3/97                 100,000                 14.50
 10/7/97                  30,000                 15.17
 10/8/97                  23,000                 15.17
10/10/97                 168,000                 14.97
10/23/97                  20,000                 16.30
10/24/97                   7,500                 16.05
10/27/97                  25,000                 15.83
10/31/97                  32,000                 14.98
 11/4/97                  15,000                 15.21
 11/6/97                   5,000                 15.44
 11/7/97                  14,000                 15.44
   Total               1,077,200


      Additionally, Kelly Price, the Chief Financial Officer of Emeritus, beneficially owns 200 shares of ARV Common Stock.


                                   IMPORTANT

      Your proxy is important. No matter how many shares you own, please give Emeritus your proxy FOR the election of the Emeritus Nominees, FOR Proposal 1 and to ABSTAIN from voting on Proposal 2 by:

      MARKING the enclosed BLUE Annual Meeting proxy card,

      SIGNING the enclosed BLUE Annual Meeting proxy card,

      DATING the enclosed BLUE Annual Meeting proxy card and

      MAILING the enclosed BLUE Annual Meeting proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

      If you have already submitted a proxy to ARV for the Annual Meeting, you may change your vote to a vote FOR the election of the Emeritus Nominees, FOR Proposal 1 and to ABSTAIN from voting on Proposal 2 by marking, signing, dating and returning the enclosed BLUE proxy card for the Annual Meeting, which must be dated after any proxy you may have submitted to ARV. Only your latest dated proxy for the Annual Meeting will count at such meeting.

      Also, please give Emeritus your proxy FOR the adjournment of the Special Meeting by:

      MARKING the enclosed GOLD Special Meeting proxy card,

      SIGNING the enclosed GOLD Special Meeting proxy card,

      DATING the enclosed GOLD Special Meeting proxy card and

      MAILING the enclosed GOLD Special Meeting proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

      If you have already submitted a proxy to ARV for the Special Meeting, you may change your vote to a vote FOR the adjournment of the Special Meeting whenever requested by Emeritus by marking, signing, dating and returning the enclosed GOLD proxy card for the Annual Meeting, which must be dated after any proxy you may have submitted to ARV. Only your latest dated proxy for the Special Meeting will count at such meeting.

      If you have any questions or require any additional information concerning this Proxy Statement or the proposal by Emeritus to acquire ARV, please contact D.F. King at the address and telephone number set forth below. If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares and only upon receipt of your specific instructions. Please mark, sign, date and mail the enclosed BLUE proxy card and GOLD proxy card in the envelope provided by your broker or bank. In addition, you are requested to contact the person responsible for your account and instruct that person to execute the BLUE annual meeting proxy card and GOLD special meeting proxy card.

                             D.F. KING & CO., INC.
                                77 Water Street
                           New York, New York 10005
                      Tel: (212) 269-5550 (call collect)
                                      or
                         Call Toll-Free (800) 431-9646



                           ARV ASSISTED LIVING, INC.

                        ANNUAL MEETING OF SHAREHOLDERS

                          THIS PROXY IS SOLICITED BY

                             EMERITUS CORPORATION

      The undersigned shareholder of ARV Assisted Living, Inc. ("ARV") hereby appoints Daniel R. Baty, Raymond R. Brandstrom, Kelly Price and John W. Cornwell, and each of them, each with full power of substitution, to vote all shares of Common Stock that the undersigned is entitled to vote if personally present at the Annual Meeting of Shareholders of ARV Assisted Living, Inc. to be held on January 28, 1998, and at any adjournments, postponements, reschedulings or continuations, or any other meeting of shareholders held in lieu of the Annual Meeting. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments, postponements, reschedulings or continuations, or any other meeting of shareholders held in lieu thereof, except that in the case of any proposal to adjourn the meeting, the proxy will vote as indicated on the reverse of this card or, to the extent that no such indication is given, as set forth herein. The undersigned hereby revokes any previous proxies with respect to the matters covered by this Proxy.

(Please mark each proposal with an "X" in the appropriate box)

I.    The Proposals.

Emeritus recommends that you vote FOR the election of all Emeritus Nominees named below, FOR ARV Proposal 1 and ABSTAIN from voting on ARV Proposal 2.

      1. ELECTION OF DIRECTORS: To elect to the Board of Directors of ARV (the "Board") such number of the following Emeritus Nominees as equals the size of the Board: Martin Roffe, Jason Geisenger, Richard Sontgerath, Stanley Baty, Charles Uhlman, Thilo Best, Patrick Duff, Al Edmiston, Frank Ruffo, Jonathan Teague, Jim Keller, Bill Shorten, Suzette McCanless, Gary Becker and Russ Kubik. The first nine of such individuals will be voted for to be elected to succeed the current nine Directors (or any Director named to fill any vacancy created by the death, retirement, resignation or removal of any of such nine Directors) of ARV. One or more of such other individuals will be voted for to be elected in the event any of the first nine of such individuals is unable for any reason to serve as a Director or if ARV increases the size
of the ARV Board.   In the event that ARV increases the size of the ARV Board
to ten directors, Emeritus will seek to elect Jonathan Teague as a director, and Mr. Teague will be designated a Class C Director.


/__/   FOR all Emeritus             /__/  WITHHOLD
       Nominees except              AUTHORITY
       for as marked below          to vote for all
                                    Emeritus Nominees

               (INSTRUCTION: To withhold authority to vote for one or more individual Emeritus nominees, mark FOR above and print the name(s) of the person(s) with respect to whom you wish to withhold authority in the space provided below.)

      2. ARV PROPOSAL 1: To approve the reincorporation of the Company as a Delaware corporation, which will also be named ARV Assisted Living, Inc., pursuant to a merger of the Company into a wholly owned Delaware subsidiary (the "Delaware Company") and the conversion of the Common Stock of the Company into the common stock, par value $.01 per share, of the Delaware Company, which approval shall constitute approval of all of the provisions set forth in the Delaware Company's Certificate of Incorporation and Bylaws.

/__/ FOR                /__/   AGAINST          /__/   ABSTAIN


      3. ARV PROPOSAL 2: To approve an amendment to the Restated Articles of Incorporation of the Company providing, among other things, an increase in the maximum number of authorized directors of the Company from nine to ten.

/__/   FOR              /__/   AGAINST          /__/ ABSTAIN


II.   Proposal to Adjourn the 1997 Annual Meeting.

Emeritus recommends that you vote FOR item 4 and AGAINST item 5.

      4. Proposal to adjourn the Annual Meeting to a later date which is proposed or recommended by Emeritus. (Emeritus recommends that you vote FOR.)

/__/   FOR              /__/   AGAINST          /__/   ABSTAIN


      5. Proposal to adjourn the Annual Meeting to a later date which is not proposed or recommended by Emeritus. (Emeritus recommends that you vote AGAINST.)

/__/   FOR             /__/   AGAINST          /__/   ABSTAIN


This Proxy confers authority to request cumulative voting and to allocate such votes among the nominees at the discretion of the proxy. Additionally, in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment, postponement, rescheduling or continuation, or any other meeting of shareholders in lieu thereof.

      Please mark, sign, date and return this proxy card promptly in the enclosed envelope provided.

               This Proxy, when properly executed, will be voted in the manner marked herein by the undersigned shareholder. If no marking is made, this proxy will be deemed to be a direction to vote FOR items 1, 2 and 4, AGAINST item 5 and to ABSTAIN from voting on item 3.


Please date and sign this proxy
exactly as your name appears hereon.


-----------------------------------
(signature)


-----------------------------------
(signature, if held jointly)


Dated:
      -----------------------------


      When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

               To vote in accordance with Emeritus' recommendation, just sign and date this proxy; no boxes need to be checked. If you need assistance in voting your shares, please call D.F. King & Co., Inc. toll free at 1-800-431-9646.



                           ARV ASSISTED LIVING, INC.

                        SPECIAL MEETING OF SHAREHOLDERS

                          THIS PROXY IS SOLICITED BY

                             EMERITUS CORPORATION

      The undersigned shareholder of ARV Assisted Living, Inc. ("ARV") hereby appoints Daniel R. Baty, Raymond R. Brandstrom, Kelly Price and John W. Cornwell, and each of them, each with full power of substitution, (a) the agents of the undersigned (said agents, together with each substitute appointed by them, if any, collectively, the "Designated Agents") to take all such action as shall be necessary or appropriate (i) to call a special meeting of the shareholders of the Company to be held on February 6, 1998 at 3:00 p.m. local time (the "Special Meeting"), for the purpose of considering and voting upon an Agreement and Plan of Merger between Emeritus and ARV pursuant to which Emeritus will acquire all of the outstanding Common Stock of ARV and (ii) to change the place, date and time of the Special Meeting, if the Designated Agents deem such change to be appropriate, in their sole discretion and (b) to vote all shares of Common Stock that the undersigned is entitled to vote if personally present at the Special Meeting and at any adjournments, postponements, reschedulings or continuations, or any other meeting of shareholders held in lieu of the Special Meeting. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments, postponements, reschedulings or continuations, or any other meeting of shareholders held in lieu thereof, except that in the case of any proposal to adjourn the meeting, the proxy will vote as indicated on the reverse of this card or, to the extent that no such indication is given, as set forth herein. The undersigned hereby revokes any previous proxies with respect to the matters covered by this Proxy.

(Please mark each proposal with an "X" in the appropriate box)

I.    Proposal to Adjourn the February 6, 1998
      Special Meeting

Emeritus recommends that you vote FOR item 1 and AGAINST item 2.

1. Proposal to adjourn the Special Meeting to a later date which is proposed or recommended by Emeritus. (Emeritus recommends that you vote FOR.)

/__/   FOR              /__/   AGAINST          /__/   ABSTAIN


2. Proposal to adjourn the Special Meeting to a later date which is not proposed or recommended by Emeritus. (Emeritus recommends that you vote AGAINST.)

/__/   FOR             /__/   AGAINST          /__/   ABSTAIN


In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment, postponement, rescheduling or continuation, or any other meeting of shareholders in lieu thereof.

      Please mark, sign, date and return this proxy card promptly in the enclosed envelope.

      This Proxy, when properly executed, will be voted in the manner marked herein by the undersigned shareholder. If no marking is made, this proxy will be deemed to be a direction to vote FOR item 1 and AGAINST item 2.

      Any subsequent dated proxy will not revoke the agent designation to call a Special Meeting after Emeritus has delivered such agent designations to ARV Assisted Living, Inc.

Please date and sign this proxy
exactly as your name appears hereon.


----------------------------------
(signature)



----------------------------------
(signature, if held jointly)


Dated:
      ----------------------------


      When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

               To vote in accordance with Emeritus' recommendation, just sign and date this proxy; no boxes need to be checked. If you need assistance in voting your shares, please call D.F. King & Co., Inc. toll free at 1-800-431-9646.